EXHIBIT 99.1

NUVEEN INVESTMENTS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Independent Auditor’s Report	2

Consolidated Balance Sheets at December 31, 2008 and 2007	3

Consolidated Statements of Income for the year ended
December 31, 2008 (Successor), the period from November 14, 2007 to
December 31, 2007 (Successor), the period from January 1, 2007 to
November 13, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor)	4

Consolidated Statements of Changes in Shareholders’ Equity	5

Consolidated Statements of Cash Flows for the year ended
December 31, 2008 (Successor), the period from November 14, 2007 to
December 31, 2007 (Successor), the period from January 1, 2007 to
November 13, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor)	6

Notes to Consolidated Financial Statements	7

Independent Auditors’ Report

The Board of Directors
Nuveen Investments, Inc.:

We have audited the accompanying consolidated balance sheets of Nuveen Investments, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007 (the Successor Period) and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008 (the Successor Period), period November 14, 2007 to December 31, 2007 (the Successor Period), period January 1, 2007 to November 13, 2007 (the Predecessor Period) and the year ended December 31, 2006 (the Predecessor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuveen Investments, Inc. and subsidiaries as of December 31, 2008 and 2007 (the Successor Period), and the results of their operations and their cash flows for the year ended December 31, 2008 (the Successor Period), period November 14, 2007 to December 31, 2007 (the Successor Period), period January 1, 2007 to November 13, 2007 (the Predecessor Period) and the year ended December 31, 2006 (the Predecessor Period) in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

March 27, 2009

Nuveen Investments, Inc. & Subsidiaries
Consolidated Balance Sheets
(in thousands)

	Successor
	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$ 467,136	$ 285,051
Management and distribution fees receivable	98,733	103,866
Other receivables	12,354	51,204
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation and amortization of $82,483 and $76,143, respectively	62,009	46,793
Investments	347,362	489,634
Goodwill	2,299,725	3,376,841
Intangible assets, at cost less accumulated amortization of $72,945 and $8,100, respectively	3,131,355	4,079,700
Current taxes receivable	14,276	235,227
Other assets	21,540	16,989

	$6,454,490	$8,685,305

Liabilities and Shareholders’ Equity
Short-term obligations:
Accounts payable	$ 9,633	$ 16,931
Accrued compensation and other expenses	165,021	174,852
Fair value of open derivatives	78,574	31,687
Other short-term liabilities	20,642	82,475

Total short-term obligations	273,870	305,945

Long-term obligations:
Term notes	4,192,922	3,968,723
Deferred compensation	-	673
Deferred income tax liability, net	1,047,518	1,545,388
Other long-term liabilities	27,042	21,781

Total long-term obligations	5,267,482	5,536,565

Total liabilities	5,541,352	5,842,510

Minority interest	(127,965)	61,315

Shareholders’ equity:
Additional paid-in capital	2,841,465	2,809,165
Retained earnings/(deficit)	(1,796,162)	(30,538)
Accumulated other comprehensive income/(loss)	(4,200)	2,853

Total shareholders’ equity	1,041,103	2,781,480

	$6,454,490	$8,685,305

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Income
(in thousands)

	Successor		Predecessor
	For the Year	For the Period	For the Period
	Ended	November 14,	January 1,	For the Year
	December 31,	2007 to	2007 to	Ended
	2008	December 31, 2007	November 13, 2007	December 31, 2006
Operating revenues:
Investment advisory fees from assets under management	$707,430	$104,207	$688,057	$685,847
Product distribution	9,442	1,294	5,502	4,745
Performance fees/other revenue	23,919	5,689	20,309	19,236

Total operating revenues	740,791	111,190	713,868	709,828

Operating expenses:
Compensation and benefits	282,360	57,693	310,044	263,686
Severance	54,241	2,167	2,600	732
Advertising and promotional costs	13,790	1,718	14,618	13,500
Occupancy and equipment costs	28,850	3,411	23,383	24,184
Amortization of intangible assets	64,845	8,100	7,063	8,433
Travel and entertainment	12,304	1,654	9,687	10,158
Outside and professional services	45,402	6,355	31,486	31,164
Minority interest expense	2,286	1,062	7,211	6,230
Other operating expenses	42,001	8,501	38,936	30,697

Total operating expenses	546,079	90,661	445,028	388,784

Minority interest revenue from consolidated vehicle	141,508	7,416	-	-

Other income/(expense)	(2,209,851)	(38,581)	(49,724)	15,726

Net interest expense	(265,444)	(36,930)	(18,991)	(28,166)

Income/(loss) before taxes	(2,139,075)	(47,566)	200,125	308,604

Income tax expense/(benefit):
Current	10,170	(50,302)	92,341	123,000
Deferred	(383,771)	33,274	4,871	(2,076)

Total income tax expense/(benefit)	(373,601)	(17,028)	97,212	120,924

Net income/(loss)	$(1,765,474)	$(30,538)	$102,913	$187,680

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Changes in Shareholders’ Equity
(in thousands)

				Unamortized	Accumulated
	Class A	Additional		Cost of	Other
	Common	Paid-In	Retained	Restricted	Comprehensive	Treasury
	Stock	Capital	Earnings	Stock Awards	Income/(Loss)	Stock	Total

Balance at December 31, 2005	$1,209	$246,565	$965,058	$(18,337)	$864	$(1,038,536)	$156,823

Net income			187,680				187,680
Cash dividends paid			(73,139)				(73,139)
Purchase of treasury stock						(90,941)	(90,941)
Compensation expense on options		17,694					17,694
Exercise of stock options		(10,595)	3,912			66,145	59,462
Grant of restricted stock			7,542	(16,297)		8,755	-
Issuance of deferred stock			83			188	271
Forfeit of restricted stock				779		(779)	-
Amortization of restricted stock awards				12,059			12,059
Tax effect of options exercised		22,801					22,801
Tax effect of restricted stock granted		14					14
Other comprehensive income/(loss)					(2,005)		(2,005)

Balance at December 31, 2006	$1,209	$276,479	$1,091,136	$(21,796)	$(1,141)	$(1,055,168)	$290,719

Change in accounting principle			(903)				(903)

Balance at December 31, 2006, restated	$1,209	$276,479	$1,090,233	$(21,796)	$(1,141)	$(1,055,168)	$289,816

Net income			102,913				102,913
Cash dividends paid			(57,252)				(57,252)
Purchase of treasury stock						(41,572)	(41,572)
Compensation expense on options		27,197					27,197
Exercise of stock options		(3,082)	1,362			50,921	49,201
Grant of restricted stock		11,438	2,117	(18,235)		12,841	8,161
Issuance of deferred stock		2				154	156
Forfeit of restricted stock				1,936		(1,936)	-
Amortization of restricted stock awards				38,095			38,095
Tax effect of options exercised		192,192					192,192
Tax effect of restricted stock granted		18,361					18,361
Other comprehensive income/(loss)					(988)		(988)

Balance at November 13, 2007	$1,209	$522,587	$1,139,373	$-	$(2,129)	$(1,034,760)	$626,280

Purchase accounting	(1,209)	(522,587)	(1,139,373)		2,129	1,034,760	(626,280)
Net loss			(30,538)				(30,538)
Member contributions – class A units		2,764,124					2,764,124
Member contributions – class A prime units		34,200					34,200
Amortization of deferred and restricted class A units		7,451					7,451
Vested value of class B units		3,390					3,390
Other comprehensive income/(loss)					2,853		2,853

Balance at December 31, 2007	$-	$2,809,165	$(30,538)	$-	$2,853	$-	$2,781,480

Net Loss			(1,765,474)				(1,765,474)
Cash dividends paid			(150)				(150)
Amortization of deferred and restricted class A units		5,159					5,159
Conversion of right to receive class A units into class A units		(28)					(28)
Vested value of class B units		27,169					27,169
Other comprehensive income/(loss)					(7,053)		(7,053)

Balance at December 31, 2008	$-	$2,841,465	$(1,796,162)	$-	$(4,200)	$-	$1,041,103

	Successor		Predecessor
		For the Period	For the Period
Comprehensive Income (in 000s):	2008	11/14/07-12/31/07	1/1/07-11/13/07	2006
Net income (loss)	$(1,765,474)	$(30,538)	$102,913	$187,680
Other comprehensive income:
Unrealized gains/(losses) on marketable equity securities, net of tax	(22,312)	(3,094)	(156)	4,197
Reclassification adjustments for realized (gains)/losses	24,422	157	(189)	(3,321)
Terminated cash flow hedge	-	-	(133)	(241)
Deferred tax impact of terminated cash flow hedge	-	-	-	(503)
Funded status of retirement plans, net of tax	(9,116)	5,782	(529)	(2,134)
Foreign currency translation adjustments	(47)	8	19	(3)

Subtotal: other comprehensive income/(loss)	(7,053)	2,853	(988)	(2,005)

Comprehensive Income (Loss)	$(1,772,527)	$(27,685)	$101,925	$185,675

Change in Shares Outstanding (in 000s):	2008	2007	2006

Shares outstanding at the beginning of the year	-	78,815	77,715
Shares issued under equity incentive plans	-	2,513	3,083
Shares acquired	-	(862)	(1,983)
Repurchase from STA	-	-	-
MDP-led buyout	-	(80,466)	-

Shares outstanding at the end of the year	-	-	78,815

See accompanying notes to consolidated financial statements.

Nuveen Investments, Inc. & Subsidiaries (and Predecessor)
Consolidated Statements of Cash Flows
(in thousands)

	Successor		Predecessor
		November 14, 2007	January 1, 2007 to
	2008	to December 31, 2007	November 13, 2007	2006
Cash flows from operating activities:
Net income/(loss)	$(1,765,474)	(30,538)	$102,913	$187,680
Adjustments to reconcile net income/(loss) to net cash provided from operating activities:
SFAS 142 impairment	1,974,758	-	-	-
Impairment losses on other-than-temporarily impaired investments	38,313	-	-	-
Deferred income taxes	(383,771)	12,550	4,871	(2,076)
Depreciation of office property, equipment, and leaseholds	10,344	1,194	8,394	9,425
Realized (gains)/losses from available-for-sale investments	107	312	(3,027)	(5,895)
Unrealized (gains)/losses on derivatives	46,734	31,485	(420)	362
Amortization of intangible assets	64,845	8,100	7,063	8,433
Amortization of debt related items, net	9,248	1,066	500	533
Compensation expense for equity plans	39,384	5,113	76,963	41,370
Net gain on early retirement of Senior Unsecured Notes – 5% of 2010	(9,549)	-	-	-
Net (increase) decrease in assets:
Management and distribution fees receivable	7,830	24,545	(41,171)	(25,308)
Current taxes receivable	220,950	(29,668)	(201,553)	-
Other receivables	23,060	(22,519)	3,925	8,837
Other assets	(4,532)	1,561	11,972	(7,204)
Net increase (decrease) in liabilities:
Accrued compensation and other expenses	(13,416)	3,456	49,990	32,968
Deferred compensation	(673)	(37,572)	2,167	4,993
Current taxes payable	-	-	-	370
Accounts payable	(7,351)	5,423	(2,377)	(2,516)
Other liabilities	2,157	(38,987)	36,880	(4,619)
Other	(4)	(89)	(802)	(1,397)

Net cash provided by/(used in) operating activities	252,960	(64,568)	56,288	245,956

Cash flows from financing activities:
Proceeds from loans and notes payable	250,000	-	-	-
Repayments of notes and loans payable	(17,363)	-	(100,000)	(50,000)
Early retirement of Senior Unsecured Notes – 5% of 2010	(8,138)	-	-	-
Dividends paid	(150)	-	(57,252)	(73,139)
Conversion of right to receive class A units into class A units	(28)	-	-	-
Proceeds from stock options exercised	-	-	49,201	59,462
Acquisition of treasury stock	-	-	(41,417)	(90,941)
Other, consisting primarily of the tax effect of options exercised	-	-	210,552	22,811

Net cash provided by/(used in) financing activities	224,321	-	61,084	(131,807)

Cash flows from investing activities:
Winslow acquisition, net of cash received	(76,900)	-	-	-
MDP Transaction	(127)	(32,019)	-	-
HydePark acquisition	-	-	(9,706)	-
Purchase of office property and equipment	(24,724)	(5,114)	(17,924)	(11,123)
Proceeds from sales of investment securities	21,218	19,182	41,520	46,884
Purchases of investment securities	(27,180)	(25,464)	(50,615)	(38,765)
Net change in consolidated funds	(102,521)	114,602	(2,715)	5,716
Repurchase of minority members’ interests	(84,935)	-	(22,500)	(22,642)
Other, consisting primarily of the change in other investments	20	25	(221)	17

Net cash provided by/(used in) investing activities	(295,149)	71,212	(62,161)	(19,913)

Effect of exchange rate changes on cash and cash equivalents	(47)	8	20	(1)
Increase/(decrease) in cash and cash equivalents	182,085	6,652	55,231	94,235
Cash and cash equivalents:
Beginning of year	285,051	278,399	223,168	128,933

End of period	$467,136	285,051	$278,399	$223,168

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. AND SUBSIDIARIES (AND PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1.	ACQUISITION OF THE COMPANY

On June 19, 2007, Nuveen Investments, Inc. (the “Predecessor”) entered into an agreement (the “Merger Agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the Merger Agreement. The transaction closed on November 13, 2007 (the “effective date”).

On the effective date, Windy City Investments Holdings, LLC (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors, and certain of our employees, including senior management. Windy City Investments Inc. (the “Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, Merger Sub merged with and into Nuveen Investments, Inc., which was the surviving corporation (the “Successor”) and assumed the obligations of Merger Sub by operation of law.

Unless the context requires otherwise, “Nuveen Investments” or the “Company” refers to the Successor and its subsidiaries, and for periods prior to November 13, 2007, the Predecessor and its subsidiaries.

The agreement and plan of merger and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions” or the “MDP Transactions”:

•	the purchase by the equity investors of Class A Units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interest in Nuveen Investments;

•	the entering into by the Merger Sub of a new senior secured credit facility comprised of: (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250.0 million revolving credit facility with a term of six years, which are discussed in Note 7, “Debt”;

•	the offering by the Merger Sub of $785 million of senior unsecured notes, which are discussed in Note 7, “Debt”;

•	the merger of the Merger Sub with and into Nuveen Investments, which was the surviving corporation; and

•	the payment of approximately $176.6 million of fees and expenses related to the Transactions, including approximately $53.4 million of fees expensed.

Immediately following the merger, Nuveen Investments became a wholly-owned subsidiary of the Parent and a wholly-owned indirect subsidiary of Holdings.

The purchase price of the Company has been allocated to the assets and liabilities acquired based on their estimated fair market values as described in Note 3, “Purchase Accounting.”

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2006 and the period January 1, 2007 to November 13, 2007 represent operations of the Predecessor. The consolidated statements of income, changes in shareholders’ equity and cash flows for the period from November 14, 2007 to December 31, 2007, and the year ended December 31, 2008 represent the operations of the Successor. The consolidated balance sheets as of December 31, 2008 and 2007 represent the financial condition of the Successor. As a result of the consummation of the Transactions (discussed in Note 1, “Acquisition of the Company”) and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 (for the Successor period) are presented on a different basis than that for the periods before November 13, 2007 (for the Predecessor period) and therefore are not comparable.

The consolidated financial statements include the accounts of Nuveen Investments, Inc., its majority-owned subsidiaries, and certain funds which we are required to consolidate (as further discussed in Note 12, “Consolidated Funds”) and have been prepared in conformity with U.S. generally accepted accounting principles. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company and its subsidiaries offer high-quality investment capabilities through branded investment teams: NWQ, specializing in value-style equities; Nuveen Asset Management (“Nuveen” or “NAM”), focusing on fixed-income investments; Santa Barbara, specializing in stable and conservative growth equities; Tradewinds, specializing in global equities; Winslow, dedicated to traditional growth equities; Symphony, with expertise in alternative investments as well as long-only equity and credit strategies; and HydePark Investment Strategies, which specializes in enhanced equity index strategies. The results of Winslow Capital Management, which was acquired on December 26, 2008, operations are included in the Company’s consolidated financial statements since after the date of acquisition.

Operations of Nuveen Investments are organized around its principal advisory subsidiaries, which are registered investment advisers under the Investment Advisers Act of 1940. These advisory subsidiaries manage the Nuveen mutual funds and closed-end funds and provide investment services for individual and institutional managed accounts. Additionally, Nuveen Investments, LLC, a registered broker-dealer in securities under the Securities Exchange Act of 1934, provides investment product distribution and related services for the Company’s managed funds.

Other

Certain items previously reported have been reclassified to conform to the current year presentation. Although none of the reclassifications had any effect on net income, certain reclassifications increased shareholders’ equity by approximately $7.5 million for the year ended December 31, 2007. Refer to Note 6, “Equity-Based Compensation,” for additional information.

Use of Estimates

These financial statements rely, in part, on estimates. Actual results could differ from these estimates. In the opinion of management, all necessary adjustments (consisting of normal recurring accruals) have been reflected for a fair presentation of the results of operations, financial position and cash flows in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, investment instruments with maturities of three months or less and other highly liquid investments, including money market funds, which are readily convertible to cash. Amounts presented on our consolidated balance sheets approximate fair value. Included in cash and cash equivalents at December 31, 2008 and December 31, 2007 are approximately $5 million of treasury bills segregated in a special reserve account for the benefit of customers under rule 15c3-3 of the Securities and Exchange Commission.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest, and approximate fair value. The Company’s exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties’ ability to satisfy their obligations. It is the Company’s policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2008, there were no securities purchased under agreements to resell. At December 31, 2007, the Company had approximately $50 million in securities purchased under agreements to resell.

The Company utilizes resale agreements to invest cash not required to fund daily operations. The level of such investments will fluctuate on a daily basis. Such resale agreements typically mature on the day following the day on which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for balance sheet and cash flow purposes.

Securities Transactions

Securities transactions entered into by the Company’s broker-dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned are valued at market value with profit and loss accrued on unsettled transactions based on the trade date.

Furniture, Equipment and Leasehold Improvements

Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. The Company capitalizes certain costs incurred in the development of internal-use software. Software development costs are amortized over a period of not more than five years.

Software Costs

The Company follows AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing software for internal use. Capitalized software costs are included within “Furniture, Equipment, and Leasehold Improvements” on the accompanying consolidated balance sheets and are amortized beginning when the software project is complete and placed into service over the estimated useful life of the software (generally three to five years). During 2008, the Company capitalized $8.3 million for costs incurred in connection with developing software for internal use. For the period from January 1, 2007 to November 13, 2007, the Company capitalized $5.2 million for costs incurred in connection with developing software for internal use. For the period from November 14, 2007 to December 31, 2007, the Company capitalized $1.0 million for costs incurred in connection with developing software for internal use. During 2006, the Company capitalized $2.4 million.

Investments

The accounting method used for the Company’s investments is generally dependent upon the type of financial interest the Company has in the investment. For investments where the Company can exert control over financial and operating policies of the investment entity, which generally exists if there is a 50% or greater voting interest, the investment entity is consolidated into the Company’s financial statements. For certain investments where the risks and rewards of ownership are not directly linked to voting interests (“variable interest entities” or “VIEs”), an investment entity may be consolidated if the Company, with its related parties, is considered the primary beneficiary of the investment entity. The primary beneficiary determination will consider not only the Company’s equity interest, but the benefits and risks associated with non-equity components of the Company’s relationship with the investment entity, including debt, investment advisory and other similar arrangements, in accordance with FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.”

Included in total investments of $347 million and $490 million as of December 31, 2008 and 2007, respectively, on the accompanying consolidated balance sheets are underlying securities from consolidated sponsored investment funds managed by the Company and a collateralized loan obligation. These underlying securities approximate $241 million and $372 million at December 31, 2008 and 2007, respectively, and are excluded from the discussion below, regarding the Company’s classification of investments as either held-to-maturity, trading, or available-for sale. At December 31, 2008, these underlying securities relate to a collateralized loan obligation (“CLO”) that the Company is required to consolidate (refer to Note 12, “Consolidated Funds” for additional information). At December 31, 2007, these underlying securities relate to the CLO as well as two funds in which the Company was the majority investor in those funds, and therefore, the Company was required to consolidate these funds in its consolidated financial statements (also refer to Note 12, “Consolidated Funds,” for additional information).

Investments consist of securities classified as either: held-to-maturity, trading, or available-for-sale.

At December 31, 2008 and 2007, the Company did not hold any investments that it classified as held-to-maturity.

Trading securities are securities bought and held principally for the purpose of selling them in the near term. These investments are reported at fair value, with unrealized gains and losses included in earnings. At December 31, 2008, there were no investments classified as trading securities. At December 31, 2007, there were approximately $2 million in investments classified as trading securities.

Investments not classified as either held-to-maturity or trading are classified as available-for-sale securities. These investments are carried at fair value with unrealized holding gains and losses reported net of tax in accumulated other comprehensive income (“AOCI”), a separate component of shareholders’ equity, until realized. Realized gains and losses are reflected as a component of “Other Income/(Expense)”. At December 31, 2008 and 2007, approximately $106 million and $116 million of investments, respectively, were classified as available-for-sale and consisted primarily of Company-sponsored products or portfolios that are not yet currently being marketed by the Company but may be offered to investors in the future. These marketable securities are carried at fair value, which is based on quoted market prices.

Realized gains and losses on the sale of investments are calculated based on the specific identification method and are recorded in “Other Income/Expense” on the accompanying consolidated statements of income.

The cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities by major security type at December 31, 2008 and 2007, are as follows:

(in 000s)

		Gross	Gross
		Unrealized	Unrealized
	Cost	Holding Gains	Holding Losses	Fair Value

At December 31, 2008
Equity	$ 54,552	$332	$ -	$ 54,884
Taxable Fixed Income	52,728	5	(1,650)	51,083

	$107,280	$337	$(1,650)	$105,967

At December 31, 2007
Equity	$ 66,523	$-	$(3,408)	$ 63,115
Taxable Fixed Income	54,157	74	(1,480)	52,751

	$120,680	$74	$(4,888)	$115,866

In accordance with purchase accounting for the MDP Transactions, investments were written-up/down to fair value as of November 13, 2007. As a result, the unrealized gains/losses at December 31, 2007 represent unrealized gains/losses for the period from November 14, 2007 to December 31, 2007. Furthermore, as of December 31, 2007, no investments had unrealized losses for greater than 12 months, as the cost basis for investments was marked to fair value as of November 13, 2007 in accordance with purchase accounting for the MDP Transactions.

The Company periodically evaluates its investments for other-than-temporary declines in value. Other-than-temporary declines in value may exist when the fair value of an investment security has been below the carrying value for an extended period of time. Although the Company has written investments up/down to their fair value as of November 13, 2007 as a result of purchase accounting for the MDP Transactions, due to the recent steep global economic decline, the Company recorded a realized loss totaling $38.3 million for other-than-temporary impairment on available-for-sale securities that are not expected to recover in the near term. This charge is included in “Other Income/(Expense)” on the Company’s consolidated statement of income for the year ended December 31, 2008.

The following table presents information about the Company’s investments with unrealized losses at December 31, 2008 (in 000s):

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

Sponsored funds	$300	$(1,650)	$--	$--	$300	$(1,650)

Of the approximately $347 million and $490 million in total investments at December 31, 2008, and 2007, respectively, approximately $55 million and $65 million, respectively, relates to equity-based funds and accounts and $292 million and $425 million, respectively, relates to fixed-income funds or accounts.

Revenue Recognition

Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Performance fees are recognized only at the performance measurement dates contained in the individual account management agreements and are dependent upon performance of the account exceeding agreed-upon benchmarks over the relevant period. Some of the Company’s investment management agreements provide that, to the extent certain enumerated expenses exceed a specified percentage of a fund’s or a portfolio’s average net assets for a given year, the advisor will absorb such expenses through a reduction in management fees. Investment advisory fees are recorded net of any such expense reductions. Investment advisory fees are also recorded net of any sub-advisory fees paid by the Company, based on the terms of those arrangements.

Expensing Stock Options

Effective April 1, 2004, the Company began expensing the cost of stock options in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the lesser of the options’ vesting period or the related employee service period. A Black-Scholes option-pricing model was used to determine the fair value of each award at the time of the grant.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25 and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires measurement of the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost is to be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R requires the use of a slightly different method of accounting for forfeitures. Beginning in 2006, the Company adopted SFAS No. 123R. No cumulative accounting adjustment was recorded, as this change in methodology did not have a material impact on the Predecessor’s consolidated financial statements.

Accumulated Other Comprehensive Income/(Loss)

The Company’s accumulated other comprehensive income/(loss) (“AOCI”), which is a separate component of shareholders’ equity, consists of: (1) changes in unrealized gains and losses on certain investment securities classified as available-for-sale (recorded net of tax); (2) reclassification adjustments for realized gains/(losses) on those investment securities classified as available-for-sale; (3) activity related to cash flow hedges; (4) activity related to the Company’s qualified pension and post-retirement plans (recorded net of tax); and (5) foreign currency translation adjustments. Each of these items is described below.

During 2008, the Company recorded a net loss of approximately $22.3 million (net of tax) in AOCI related to unrealized losses on investment securities classified as available-for-sale. Certain available-for-sale securities were liquidated during 2008 that resulted in a realized loss of $5.1 million. During 2008, the Company realized a loss of approximately $19.3 million (net of tax) for other-than-temporarily-impaired investments. As a result of the liquidations and charge-off for other-than-temporarily impaired investments, approximately $24.4 million of losses were reclassified out of unrealized loss included in AOCI and, instead, reflected in realized losses included in “Other Income/(Expense)” on the Company’s consolidated statement of income.

For the period from November 14, 2007 to December 31, 2007, the Company recorded a net loss of approximately $3.1 million (net of tax) in AOCI related to unrealized losses on investment securities classified as available-for-sale. During this time, certain available-for-sale securities were liquidated that resulted in a realized loss of $0.2 million. This $0.2 million loss was reclassified out of unrealized loss included in AOCI and, instead, reflected in realized losses included in “Other Income/(Expense)” on the Company’s consolidated statement of income for the period from November 14, 2007 to December 31, 2007.

At November 13, 2007, a $2.2 million net unrealized gain on investments (net of tax) that had been included in AOCI was written off during the purchase accounting for the MDP Transactions in order to write investments up/down to fair value.

For the period from January 1, 2007 to November 13, 2007, the Company recorded a net loss of approximately $0.1 million (net of tax) in AOCI related to unrealized losses on investment securities classified as available-for-sale. During this time, certain available-for-sale securities were liquidated that resulted in a realized loss of $0.2 million. This $0.2 million loss was reclassified out of unrealized loss included in AOCI and, instead, reflected in realized losses included in “Other Income/(Expense)” on the Company’s consolidated statement of income for the period from January 1, 2007 to November 13, 2007.

For the year ended December 31, 2006, the Company recorded a net gain of approximately $4.2 million (net of tax) in AOCI related to unrealized gains on investment securities classified as available-for-sale. During this time, certain available-for-sale securities were liquidated that resulted in a realized gain of $3.3 million. This $3.3 million gain was reclassified out of unrealized gain in AOCI and, instead, reflected in realized gains included in “Other Income/(Expense)” on the Company’s consolidated statement of income for the year ended December 31, 2006.

The related cumulative tax effects of the changes in unrealized gains and losses on those investment securities classified as available-for-sale were: deferred tax benefits of $1.3 million for 2008, deferred tax benefits of $1.9 million for the period November 14, 2007 to December 31, 2007, deferred tax benefits of $0.1 million for the period from January 1, 2007 to November 13, 2007, and deferred tax liabilities of $0.3 million for the year ended December 31, 2006.

The next source of activity in AOCI relates to cash flow hedges. During 2005, the Predecessor entered into cash flow hedges for its Senior Term Notes (refer to Note 7, “Debt,” and Note 9, “Derivative Financial Instruments,” for additional information). The Company terminated these cash flow hedges in 2005 and deferred a $1.6 million gain in AOCI for 2005. This deferred gain was being reclassified into current earnings commensurate with the recognition of interest expense on the Senior Term Notes. During 2006, the amortization of this gain approximated $0.2 million. For the period January 1, 2007 to November 13, 2007, the amortization of this gain approximated $0.1 million. At November 13, 2007, the remaining unamortized deferred gain of $1.1 million in AOCI was written off in purchase accounting for the MDP Transactions.

The next source of activity in AOCI relates to the Company’s pension and post-retirement plans. As further discussed in Note 13, “Retirement Plans,” SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”) requires that companies recognize in AOCI (net of tax) gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, “Employers’ Accounting for Pensions,” or SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” Amounts recorded in AOCI are actuarially determined and are adjusted as they are subsequently recognized as components of net periodic benefit cost. For the year ended December 31, 2006, the Company recorded a net loss of $2.1 million in AOCI for its pension and post-retirement plans. For the period from January 1, 2007 to November 13, 2007, the Company recorded a net loss of $0.5 million in AOCI for its pension and post-retirement plans. At November 13, 2007 and as a result of applying purchase accounting for the MDP Transactions, the Company wrote off the net unamortized deferred loss of $5.0 million remaining in AOCI as of November 13, 2007 related to its pension and post-retirement plans. After a revaluation of pension and post-retirement liabilities in connection with purchase accounting for the MDP Transactions, the Company recorded a net deferred gain (net of tax) of approximately $5.8 million as of December 31, 2007 in AOCI. For the year ended December 31, 2008, the Company recorded a deferred loss (net of tax) of $9.1 million in AOCI related to its pension and post-retirement plans.

Finally, the last component of the Company’s other comprehensive income/(loss) relates to foreign currency translation adjustments. For the year ended December 31, 2006, the Company recorded approximately $3 thousand of foreign currency translation losses to AOCI. For the period from January 1, 2007 to November 13, 2007, the Company recorded approximately $19 thousand in foreign currency translation gains to AOCI. At November 13, 2007 and in connection with the application of purchase accounting for MDP Transactions, the Company wrote off foreign currency translation gains of $21 thousand. For the period from November 14, 2007 to December 31, 2007, the Company recorded approximately $8 thousand in foreign currency translation gains to AOCI. For the year ended December 31, 2008, the Company recorded $47 thousand in foreign currency translation losses to AOCI.

The Company’s total comprehensive income/(loss) was approximately ($1,772.5 million) for 2008, ($27.7 million) for the period from November 14, 2007 to December 31, 2007, $101.9 million for the period from January 1, 2007 to November 13, 2007, and $185.7 million for the year ended December 31, 2006.

Goodwill

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead that they be tested for impairment at least annually using a two-step process. Intangible assets are amortized over their useful lives.

The Predecessor utilized May 31 as its measurement date for the annual SFAS No. 142 impairment test. The Successor has chosen December 31 as its measurement date for the annual SFAS No. 142 impairment test. For the Predecessor, neither the initial SFAS No. 142 impairment test (as of January 1, 2002), nor any of the subsequent, ongoing annual SFAS No. 142 impairment tests as of May 31 indicated any impairment of goodwill.

However, as a result of the recent steep global economic decline that first began at the end of 2007, the Successor has identified approximately $1.1 billion of impairment on goodwill and $0.9 billion of impairment on indefinite-lived intangible assets as of December 31, 2008. The amount of the impairment was based on the work performed by external valuation experts from a nationally recognized independent consulting firm. This non-cash impairment charge is reflected on the Company’s December 31, 2008 consolidated balance sheet as well as in “Other Income/(Expense)” on the Company’s consolidated statement of income for the year ended December 31, 2008.

For purposes of the impairment test, the Successor has utilized four reporting units. These reporting units are one level below the Company’s operating segment and were determined based on how the Company manages its business, including internal reporting structure, management accountability and resource prioritization process.

For the valuation methodology used in the SFAS No. 142 impairment test, the Company’s independent external valuation expert employed both an income approach (discounted cash flow method) as well as a market approach (guideline company method), with a 50.0% and a 50.0% weighting, respectively, being used in determining the fair value of certain reporting units as of the valuation date. For indefinite-lived intangibles, the Excess Earnings approach was utilized to value certain investment management contracts and the Relief from Royalty approach was utilized to value the Tradename as part of the SFAS No. 142 impairment test valuation.

The Company’s SFAS No. 142 goodwill impairment test involves the use of estimates. Specifically, estimates are used in assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of reporting units. While the Company believes that its testing was appropriate, the use of different assumptions may have resulted in recognizing a different amount of goodwill impairment.

Prior to the MDP Transactions, the Predecessor had goodwill arising from various acquisitions and repurchases of minority interests. At November 13, 2007, goodwill from the Predecessor was written-off as a result of purchase accounting for the MDP Transactions.

The following table presents a reconciliation of activity in goodwill from December 31, 2006 to December 31, 2008, as presented on the Company’s consolidated balance sheets:

(in 000s)

Balance at December 31, 2006	$634,290
Repurchase of NWQ minority interests	22,500
Santa Barbara acquisition costs	(5)
HydePark acquisition	13,263
Purchase accounting – write-off of Predecessor’s goodwill	(670,048)
Purchase accounting – new goodwill from MDP Transactions	3,376,841

Balance at December 31, 2007	$3,376,841

Repurchase of minority interests	59,965
True-ups of MDP Transactions goodwill	(121,625)
Winslow acquisition (see Note 10)	73,458
SFAS 142 impairment	(1,088,914)

Balance at December 31, 2008	$2,299,725

Intangible Assets

For the Predecessor, intangible assets consisted primarily of the estimated value of customer relationships resulting from the Symphony, NWQ, Santa Barbara and HydePark acquisitions. The Predecessor did not have any intangible assets with indefinite lives. The Predecessor amortized intangible assets over their estimated useful lives.

As a result of the MDP Transactions, the remaining unamortized value of intangible assets from the Predecessor period as of November 13, 2007 was written-off in purchase accounting. The Successor then recorded new intangible assets arising from the MDP Transactions. Independent third-party appraisers were engaged to assist management and perform a valuation of certain tangible and intangible assets acquired and liabilities assumed. The Successor recorded purchase accounting adjustments to establish intangible assets for trade names, investment contracts and customer relationships. Of the new intangible assets recorded as a result of the MDP Transactions, only one intangible asset is amortizable – the $972.6 million (per the final valuation; $972.0 million per the initial valuation) intangible asset recorded for customer relationships – managed accounts (“MA”). The other three intangible assets recorded as a result of the MDP Transactions, trade names, investment contracts – closed end funds (“CEF”), and investment contracts – mutual funds (“MF”), are indefinite-lived.

As mentioned in the “Goodwill” section, above, during the Company’s annual SFAS No. 142 impairment test and as a result of the recent steep global economic decline, as of December 31, 2008, the Company has recorded approximately $0.9 billion of non-cash impairment on indefinite-lived intangible assets.

The following table presents a reconciliation of activity in Intangible Assets from December 31, 2006 to December 31, 2008, as presented on the Company’s consolidated balance sheets:

(in 000s)

Balance at December 31, 2006	$67,374
HydePark acquisition:
Intangibles	4,163

Amortization of:
Symphony customer relationships	(1,933)
NWQ customer relationships	(2,213)
Santa Barbara customer relationships	(2,531)
Santa Barbara Trademark / Tradename	(164)
HydePark intangibles	(223)
Purchase accounting – write-off of net remaining unamortized value of Predecessor intangible assets	(64,473)
Purchase accounting – new intangible assets arising from the MDP Transactions:
Trade names	273,800
Investment contracts – CEF	1,551,400
Investment contracts – MF	1,290,600
Customer relationships – MA	972,000
Amortization of:
Customer relationships – MA	(8,100)

Balance at December 31, 2007	$4,079,700

True-ups from the final valuation for new intangible assets arising from the MDP Transactions:
Investment contracts – CEF	800
Investment contracts – MF	600
Customer relationships – MA	600

Amortization of:
Customer relationships – MA	(64,845)

SFAS 142 impairment	(885,500)

Balance at December 31, 2008	$3,131,355

The following table reflects the gross carrying amounts and the accumulated amortization amounts for the Company’s intangible assets as of December 31, 2008 and 2007:

	As of December 31, 2008		As of December 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(in 000s)	Amount	Amortization	Amount	Amortization

MDP Transactions-
Trade Names	$ 184,900	-	$ 273,800	-
Investment Contracts – CEF	1,277,900	-	1,551,400	-
Investment Contracts – MF	768,900	-	1,290,600	-
Customer Relationships – MA	972,600	72,945	972,000	8,100

Total	$3,204,300	$72,945	$4,087,800	$8,100

For the year ended December 31, 2008 and the period from November 14, 2007 to December 31, 2007, the Successor’s amortization expense relating to the Successor’s one amortizable intangible asset was $64.8 million and $8.1 million, respectively. The approximate useful life of this intangible asset, Customer Relationships – MA, is 15 years. The estimated amortization expense for each of the next five years is approximately $64.8 million.

For the period from January 1, 2007 to November 13, 2007, the aggregate amortization expense relating to the Predecessor’s amortizable intangible assets was approximately $7.1 million. For the year ended December 31, 2006, the aggregate amortization expense relating to the Predecessor’s amortizable intangible assets was approximately $8.4 million. The Predecessor did not have any indefinite lived intangible assets. The approximate useful lives of the Predecessor’s intangible assets were as follows: Symphony customer relationships – 19 years; Symphony internally developed software – 5 years; NWQ customer relationships – 9 years; Santa Barbara customer relationships – 9 years; and Santa Barbara Trademark/Tradename – 9 years.

Other Receivables and Other Short-Term Liabilities

Included in other receivables and other liabilities are receivables from and payables to broker-dealers and customers, primarily in conjunction with unsettled trades, as well as receivables for investments sold and payables for investments purchased related to funds that the Company is required to consolidate (refer to Note 12, “Consolidated Funds,” for additional information). At December 31, 2008 and December 31, 2007, receivables due from broker-dealers were approximately $0.2 million and $1.8 million, respectively. At December 31, 2008, there were no payables due to broker-dealers. At December 31, 2007, there were approximately $1.3 million of payables due to broker-dealers. Receivables for investments sold related to the consolidated funds were approximately $2.7 million and $18.6 million at December 31, 2008 and 2007, respectively. Payables for investments purchased related to the consolidated funds were approximately $10.2 million and $78.7 million at December 31, 2008 and 2007, respectively.

Other Assets

At December 31, 2008 and 2007, “Other Assets” include approximately $3.8 million and $7.4 million, respectively, in commissions advanced by the Company on sales of certain mutual fund shares. Advanced sales commission costs are being amortized over the lesser of the Securities and Exchange Commission Rule 12b-1 revenue stream period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding. Also included in “Other Assets” at December 31, 2008 and 2007, are approximately $4.0 million and $4.4 million, respectively, of deferred issuance costs from the CLO which the Company is required to consolidate (refer to Note 12, “Consolidated Funds,” for additional information). At December 31, 2008, “Other Assets” also includes $8.6 million in prepaid retention payments.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”) requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risk existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Cash and cash equivalents, marketable securities, notes and other accounts receivable and investments are financial assets with carrying values that approximate fair value because of the short maturity of those instruments. Accounts payable and other accrued expenses are financial liabilities with carrying values that also approximate fair value because of the short maturity of those instruments. The fair value of long-term debt is based on market prices.

A comparison of the fair values and carrying amounts of these instruments is as follows:

(in 000s)

December 31,	2008		2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Assets:
Cash and cash equivalents	$467,136	$467,136	$285,051	$285,051
Fees receivable	98,733	98,733	103,866	103,866
Other receivables	12,354	12,354	51,204	51,204
Underlying securities in consolidated funds	241,180	241,180	371,827	371,827
Marketable securities	105,967	105,967	117,450	117,450
Open derivatives	-	-	17	17

Liabilities:
Long-term notes	$3,864,883	$1,346,099	$3,650,000	$3,511,297
Accounts payable	9,633	9,633	16,931	16,931
Open derivatives	78,574	78,574	31,687	31,687

Leases

The Company leases its various office locations under cancelable and non-cancelable operating leases, whose initial terms typically range from month-to-month to fifteen years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease, with any applicable leasehold incentives applied as a reduction to monthly lease expense.

Advertising and Promotional Costs

Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company’s brands and image. The Company’s policy is to expense such costs as incurred.

Other Income/(Expense)

Other income/(expense) includes realized and unrealized gains and losses on investments and miscellaneous income/(expense), including gain or loss on the disposal of property.

The following is a summary of Other Income/(Expense) for the year ended December 31, 2008 (Successor), the period from November 14, 2007 to December 31, 2007 (Successor), the period from January 1, 2007 to November 13, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor):

		11/14/07 -	1/1/07 -
(in 000s)	12/31/08	12/31/07	11/13/07	12/31/06

For the year/period ended
Gains/(Losses) on Investments	$ (199,720)	$(33,110)	$3,942	$15,466
Gains/(Losses) on Fixed Assets	(4)	-	(101)	(171)
Impairment Loss	(2,013,072)
Miscellaneous Income/(Expense)	2,945	(5,471)	(53,565)	431

Total	$(2,209,851)	$(38,581)	$(49,724)	$15,726

Total other expense for 2008 is $2.2 billion. Approximately $2.0 billion of this loss represents an impairment charge taken as a result of the required annual SFAS 142 impairment test (refer to “Goodwill” and “Intangible Assets” sections, above). Also included in “Impairment Loss” is approximately $38.3 million for other-than-temporarily impaired investments. Included in gains/(losses) on investments is $46.8 million of non-cash unrealized mark-to-market losses on derivative transactions entered into as a result of the MDP Transactions

(refer to Note 9, “Derivative Financial Instruments,” for additional information). Also included in gains/(losses) on investments is $148.8 million in non-cash losses on the consolidated CLO (refer to Note 12, “Consolidated Funds” for additional information). In addition, the Company recorded approximately $2.2 million in miscellaneous expense as a result of the consolidation of the CLO.

Total other expense for the period from November 14, 2007 to December 31, 2007 was $38.6 million, which is primarily due to the mark-to-market on the new debt derivatives (refer to Note 9, “Derivative Financial Instruments,” for additional information). Also included in other income/(expense) for the period from November 14, 2007 to December 31, 2007 is $3.4 million of MDP Transactions related expenses.

Total other expense for the period from January 1, 2007 to November 13, 2007 was $49.7 million. Included in the $49.7 million was $47.7 million of MDP Transactions related expenses and $6.2 million for a trailer fee payment (refer to Note 15, “Trailer Fees,” for additional information).

Total other income for 2006 was $15.7 million. Included in the $15.7 million is $15.5 million of net gains on the sale of investments. Approximately $10.1 million of the $15.5 million gain on sale of investments is related to the sale of the Company’s investment in Institutional Capital Corporation. Gains from the sales of investments also include approximately $4.8 million recognized on the sale of seed investments in Company sponsored funds and accounts.

Net Interest Expense

The following is a summary of Net Interest Expense for the year ended December 31, 2008 (Successor), the period from January 1, 2007 to November 13, 2007 (Predecessor), the period from November 14, 2007 to December 31, 2007 (Successor), and the year ended December 31, 2006 (Predecessor):

		11/14/07 -	1/11/07 -
(in 000s)	12/31/08	12/31/07	11/13/07	12/31/06

For the year/period ended
Dividends and Interest Income	$ 41,172	$ 4,590	$ 11,402	$ 11,388
Interest Expense	(306,616)	(41,520)	(30,393)	(39,554)

Total	$(265,444)	$(36,930)	$(18,991)	$(28,166)

Interest expense increased substantially in 2008 due to the significant increase in outstanding debt from the MDP Transactions. Included in interest expense is $9.5 million of net interest revenue related to the consolidated CLO, which is comprised of $30.8 million in dividend and interest revenue, offset by $21.3 million of interest expense.

Taxes

The Company and its subsidiaries file a consolidated federal income tax return. The Company provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. Valuation allowances may be established, when necessary, to reduce deferred tax assets to amounts expected to be realized. At December 31, 2008 and 2007, the Company had $4.9 million and $3.8 million in valuation allowances related to state net operating loss carryforwards due to the uncertainty that the deferred tax assets will be realized. The $3.8 million valuation allowance at December 31, 2007 was recorded through purchase accounting for the MDP Transactions.

Supplemental Cash Flow Information

The Company paid $290.6 million in interest for the year ended December 31, 2008, $43.6 million for the period from November 14, 2007 to December 31, 2007, $34.3 million for the period from January 1, 2007 to November 13, 2007, and $36.7 million for the year ended December 31, 2006. This compares with interest expense reported in the Company’s consolidated statements of income of $306.6 million, $41.5 million, $30.4 million, and $39.6 million for the respective periods.

During the year ended December 31, 2008, the Company paid approximately $6.4 million for state and federal income taxes. In addition, during 2008, the Company received approximately $208.6 million of tax refunds for federal returns, which included $68.3 million in federal tax overpayments for the period from January 1, 2007 to November 13, 2007 (Predecessor period) and $140.3 million for returns that were amended to claim loss carrybacks. The Company also received approximately $8.3 million of tax refunds for state return overpayments. There were no federal or state income taxes paid for the period from November 14, 2007 to December 31, 2007. For the period from January 1, 2007 to November 13, 2007, the Company paid approximately $83.3 million in state and federal income taxes. For the year ended December 31, 2006, the Company paid $101.9 million in state and federal income taxes. State and federal income taxes paid include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns.

3.	PURCHASE ACCOUNTING

The Transactions (discussed in Note 1, “Acquisition of the Company”) have been accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations,” whereby the purchase price paid to effect the Transactions was allocated to record acquired assets and liabilities at fair value. The Transactions and the allocation of the purchase price have been recorded as of November 13, 2007. The purchase price was $5.8 billion.

Independent third-party appraisers were engaged to assist management and perform a valuation of certain tangible and intangible assets acquired and liabilities assumed. As of December 31, 2007, the Company has recorded purchase accounting adjustments to establish intangible assets for trade names, investment contracts and customer relationships and to revalue the Company’s pension plans, among other things.

Allocation of the purchase price for the acquisition of the Company is based on estimates of the fair value of net assets acquired. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “Successor” period beginning on the day the acquisition was completed.

The purchase price has been allocated as follows (in thousands):

Cash consideration purchase price:
Paid to shareholders	$ 5,772,498
Transaction costs	77,051

5,849,549

Net assets acquired:
Cash and investments at fair value	427,302
Receivables	143,455
Property and equipment	42,873
Taxes receivable	205,560
Other assets	14,200
Resultant intangible assets recorded:
Trade names	273,800
Investment contracts	2,842,000
Customer relationships	972,000
Current liabilities assumed	(236,547)
Fair value of long-term debt	(545,223)
Other long-term obligations assumed	(103,199)
Minority interest	(59,551)
Tax impact of purchase accounting adjustments	(1,503,962)

Net assets acquired at fair value	2,472,708

Goodwill – MDP Transactions as of December 31, 2007	$ 3,376,841

Purchase accounting true-ups:
Final valuation: increase in intangibles	(2,000)
Other, primarily tax adjustments	(119,625)
SFAS 142 impairment (refer to Note 2)	(1,088,914)

Goodwill – MDP Transactions as of December 31, 2008	$ 2,166,302

Goodwill arising from the MDP Transactions is not deductible for tax purposes.

Total fees and expenses related to the MDP Transactions were approximately $176.6 million, consisting of approximately $53.4 million of indirect transaction costs which were expensed, $42.9 million of direct acquisition costs which were capitalized, and $80.3 million of deferred financing costs. Such fees include commitment, placement, financial advisory and other transaction fees as well as legal, accounting, and other professional fees. The direct costs are included in the purchase price and are a component of goodwill. Deferred financing costs are being amortized over their respective terms – 7 years for the $2.3 billion term loan facility and 8 years for the $785 million 10.5% senior term notes. All deferred financing costs are amortized using the effective interest method. See Note 7, “Debt,” for a complete description of the new debt.

4.	RESTRUCTURING CHARGES

During the fourth quarter of 2008, the Company reduced its workforce by approximately 10%. This action was the result of a cost cutting initiative designed to streamline operations, enhance competitiveness and better position the Company in the asset management marketplace. The Company recorded a pre-tax restructuring charge of approximately $54 million for the year ended December 31, 2008 for severance and associated outplacement costs.

5.	SFAS No. 157 – FAIR VALUE MEASUREMENTS

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

In February 2008, the FASB issued Staff Position 157-2 (“FSP 157-2”). FSP 157-2 permits delayed adoption of SFAS No. 157 for certain non-financial assets and liabilities, which are not recognized at fair value on a recurring basis, until fiscal years and interim periods beginning after November 15, 2008. As permitted by FSP 157-2, the Company has elected to delay the adoption of SFAS No. 157 for qualifying non-financial assets and liabilities, such as property, plant, and equipment, goodwill and intangible assets. The Company is in the process of evaluating the impact, if any, that the application of SFAS No. 157 to its non-financial assets will have on the Company’s consolidated results of operations or financial position.

SFAS No. 157 itself does not require that fair value be applied to specific items; it merely clarifies how to value items that must be measured at fair value.

SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by defining fair value, establishing a framework for measuring fair value, and expanding disclosure requirements about fair value measurements. Prior to this standard, methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that, for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market model value. The standard also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions a market participant would use in pricing an asset or a liability.

SFAS No. 157 establishes a fair value hierarchy that prioritizes information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). SFAS No. 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy in order to distinguish between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). Specifically:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2 – inputs to the valuation methodology other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, through corroboration with observable market data (market-corroborated inputs).

•	Level 3 – inputs to the valuation methodology that are unobservable inputs for the asset or liability – that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk) developed based on the best information available in the circumstances.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following table presents information about the Company’s fair value measurements at December 31, 2008 (in 000s):

		Fair Value Measurements at December 31, 2008 Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
Description	December 31, 2008	(Level 1)	(Level 2)	(Level 3)

Assets
Available-for-sale securities	$105,967	$72,179	$14,796	$18,992
Underlying investments from consolidated vehicle	241,180	-	-	241,180
Other investments	215	-	-	215
Liabilities
Derivative financial instruments	$(78,574)	$(52)	-	$(78,522)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

		Underlying
		Investments in		Derivative
	Available-for-Sale	Consolidated	Other	Financial
	Securities	Vehicle	Investments	Instruments	Total

Beginning balance (as of January 1, 2008)	$28,598	$337,529	$356	$-	$366,483
Total gains or losses (realized/unrealized)	(11,006)	(148,826)	(120)		(159,952)
Included in earnings	(9,832)	(10,930)	(120)		(20,882)
Included in other comprehensive income	(1,174)	(137,896)	-		(139,070)
Purchases and sales	1,650	52,477	(21)		54,106
Transfers in and/or out of Level 3	(250)	-	-	(78,522)	(78,772)
Ending balance (as of December 31, 2008)	$18,992	$241,180	$215	$(78,522)	$181,865

Available-for-Sale Securities

Approximately $72.2 million of the Company’s available-for-sale securities are classified as Level 1 financial instruments, as they are valued based on unadjusted quoted market prices. The majority of these investments are investments in the Company’s managed accounts and certain product portfolios (seed investments). Approximately $14.8 million of the Company’s available-for-sale investments are considered to be Level 2 financial instruments, as they are valued based on quoted prices in less liquid markets.

As further discussed in Note 11, “Investments in Collateralized Loan and Debt Obligations,” the Company also has $2.1 million invested in the equity of collateralized debt obligation entities for which it acts as a collateral manager. This $2.1 million investment is included in “available-for-sale” securities and the Company considers these investments to be Level 3 financial instruments, as the valuations for these investments are based on cash flow estimates and the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk), as developed based on the best information available in the circumstances. At December 31, 2008, the Company also holds $14.0 million in auction rate preferred stock of an unaffiliated issuer. As the auctions for auction rate preferred stock began to fail on a widespread basis in the beginning of 2008, the Company considers these investments as Level 3 financial instruments, as there is currently no liquid market for these investments. At December 31, 2008, the Company also has approximately $2.8 million invested in seed account portfolios whose underlying investment securities are invested in emerging markets.

Underlying Investments from Consolidated Vehicle

As further discussed in Note 12, “Consolidated Funds – Symphony CLO V,” the Company is required to consolidate into its financial results an investment vehicle, Symphony CLO V, in which the Company has no equity interest, but for which an affiliate of MDP is the majority equity holder. The underlying investment securities in Symphony CLO V are predominantly syndicated loans whose fair values are derived from broker-quotes. The Company considers these investments to be Level 3 financial instruments.

Other Investments

The Company holds a general partner interest in certain limited partnerships for which one of its subsidiary companies is the advisor. The Company considers these investments to be Level 3 financial instruments, as the fair value of these investments is based on valuation pricing models.

Derivative Financial Instruments

As further discussed in Note 9, “Derivative Financial Instruments,” the Company uses derivative instruments to manage the economic impact of fluctuations in interest rates related to its long-term debt and to mitigate the overall market risk for certain product portfolios.

Derivative Instruments Related to Long-Term Debt

Currently, the Company uses interest rate swaps and an interest rate collar to manage its interest rate risk related to its long-term debt. These are not designated in a formal hedge relationship under the provisions of SFAS No. 133. The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair value of the interest rate collar is determined using the market standard methodology of discounting the future expected cash payments that would occur if variable interest rates fell below the floor strike rate or the cash receipts that would occur if variable interest rates rose above cap strike rate. The variable interest rates used in the calculation of projected cash flows on the collar are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. At December 31, 2008, these credit valuation adjustments approximate $43.9 million. The Company did not record any credit valuation adjustments at December 31, 2007, as SFAS No. 157 was not applicable.

Although the Company has determined that the majority of the inputs used to value its derivatives related to long-term debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. As the credit valuation adjustment at December 31, 2008 is significant to the overall valuation of these derivative positions, the Company has determined that its valuations for derivatives related to its long-term debt in their entirety should be classified in Level 3 of the fair value hierarchy.

Counterparty risk, otherwise known as default risk, is the risk that an organization will fail to perform on its obligations when due, either because of temporary liquidity issues or longer-term systemic issues. Although the Company is subject to counterparty risk with respect to our derivative instruments related to long-term debt, as of December 31, 2008, all of the Company’s derivative instruments related to long-term debt are in a negative position – meaning that the fair value of these open derivatives represents a net liability owed by the Company to various counterparties. The Company does not have any collateral posted on deposit with any of its counterparties for any of the derivative instruments related to long-term debt. The Company attempts to minimize counterparty risk on derivative instruments related to long-term debt by entering into derivative contracts with major banks and financial institutions that the Company already has established relationships with.

Derivative Instruments Related to Certain Product Portfolios

At December 31, 2008, the Company holds futures contracts that have not been designated as hedging instruments under SFAS No. 133 in order to mitigate the overall market risk of certain product portfolios. As the valuations for these futures contracts are directly received from the counterparty, the futures arm of a nationally recognized bank, the Company has determined that the valuations for the derivatives related to certain product portfolios are classified in Level 1 of the fair value hierarchy, as all valuations for these derivatives are quoted prices (unadjusted) in active markets for identical assets or liabilities.

6.	EQUITY-BASED COMPENSATION

Class A Units and Class B Units – Successor Entity

Effective as of the closing of the MDP Transactions, the prior stock option and restricted stock plans of the Predecessor were terminated and all stock option and restricted stock awards were paid out as described below. Various subsidiary equity opportunity programs (also described below) survived the MDP Transactions and the terms of these various programs remained unchanged.

In connection with the MDP Transactions, the Company entered into new equity arrangements with certain employees including members of senior management of the Company (“Employee Participants”). The new equity consists of ownership interests in Holdings. There are two classes of these ownership interests: Class A Units and Class B Units. The rights and obligations of Holdings and the holders of its Class A and Class B Units are generally set forth in Holdings’ limited liability company agreement, Holdings’ unitholders’ agreement and the individual Class A and Class B Unit purchase agreements entered into with the respective unitholders (the “equity agreements”).

Certain Employee Participants purchased 7,247,295 Class A Units (approximately 3% of Holdings’ Class A Units). The remaining Class A Units were purchased by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors in connection with the consummation of the Transactions. The purchase price paid by Employee Participants for the Class A Units was $10 per unit, the same as that paid by MDP in connection with MDP’s purchase of its Class A Units. The Class A Units are not subject to vesting.

Certain Employee Participants received Class B Units, which are profits interests that entitle the holders in the aggregate to fifteen percent of the appreciation in the value of the Company beyond the issue date. The Class B Units vest over five to seven years, or earlier in the case of a liquidity event. The Company engaged outside valuation experts to assist management in estimating the per-share fair value of the Class B Units for financial reporting purposes. Based on the valuation, the 956,111 Class B Units issued were valued at $155.11 per share. The aggregate value of the Class B Units is being amortized over the vesting period and resulted in the recognition of $27.2 million and $3.4 million of non-cash compensation for the year ended December 31, 2008 and the period from November 14, 2007 to December 31, 2007, respectively.

In addition to the Class A and B Units issued by Holdings, certain employees, including certain members of senior management, also received deferred and restricted Class A Units, which entitle the holders to the same economic benefit as the Class A Units. Between November 14, 2007 and December 31, 2007, a total of 3,043,450 of such units were received by employees with an estimated value of $10 per unit. Certain of these units vest over a 3, 4 or 5 year period. The Company recognized $5.0 million and $0.6 million in non-cash compensation related to the deferred and restricted Class A Units for the year ended December 31, 2008 and the period November 14, 2007 through December 31, 2007. At December 31, 2008 and 2007, the Company has approximately $5.8 million and $0.6 million, respectively, recorded in the Shareholders’ Equity section of its consolidated balance sheets for the deferred and restricted Class A Units. Previously, these amounts were reported in the “Long-Term Obligations” section of the Company’s consolidated balance sheets. As of December 31, 2008, deferred and restricted Class A Units have been reflected in Shareholders’ Equity. The prior year amount has been reclassified to Shareholders’ Equity. This reclassification resulted in a $0.6 million increase to previously reported Shareholders’ Equity at December 31, 2007.

Finally, in lieu of cash bonuses, certain employees, including certain members of senior management, accepted the right to receive Class A Units in the form of deferred Class A Units that, upon a break in the deferral (for example, separation with the Company), could either be settled, at the option of the Company, in cash or be converted into Class A Units. There is no vesting period for deferred Class A Units. At December 31, 2008 and 2007, the Company has approximately $6.7 million and $6.8 million, respectively, recorded in the Shareholders’ Equity section of its consolidated balance sheets for deferred Class A Units. Previously, these amounts were reported in the “Long-Term Obligations” section of the Company’s consolidated balance sheets. As of December 31, 2008, deferred Class A Units have been reflected in Shareholders’ Equity. The prior year amount has been reclassified to Shareholders’ Equity. This reclassification resulted in a $6.8 million increase to previously reported Shareholders’ Equity at December 31, 2007.

Subsidiary Equity Opportunity Programs - Predecessor and Successor

As part of the Predecessor’s various acquisitions, key management of certain acquired subsidiaries purchased non-controlling member interests. These various programs, which were not impacted by the MDP Transactions, are described in detail below.

NWQ

As part of the NWQ acquisition, key management purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.1 million as of December 31, 2007, is reflected in minority interest on the consolidated balance sheets. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. No expense was recorded on this program for the year ended December 31, 2008. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $1.7 million of minority interest expense, which reflects the portion of profits applicable to minority owners. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.3 million. For the year ended December 31, 2006, the Company recorded approximately $3.8 million of minority interest expense. Beginning in 2004 and continuing through 2008, the Company had the right to purchase the non-controlling members’ respective interests in NWQ at fair value. On February 13, 2004, the Company exercised its right to call 100% of the Class 2 minority members’ interests for $15.4 million. Of the total amount paid, approximately $12.9 million was recorded as goodwill. On February 15, 2005, the Company exercised its right to call 100% of the Class 3 NWQ minority members’ interests for $22.8 million. Of the total amount paid, approximately $22.5 million was recorded as goodwill. On February 15, 2006, the Company exercised its right to call 25% of the Class 4 NWQ minority members’ interests for $22.6 million. Of the total amount paid on March 1, 2006, approximately $22.5 million was recorded as goodwill. On February 15, 2007, the Company exercised its right to call 25% of the Class 4 NWQ minority members’ interests for $22.6 million. Of the total amount paid on March 2, 2007, approximately $22.5 million was recorded as goodwill. On February 15, 2008, the Company exercised its right to call all of the remaining Class 4 NWQ minority members’ interests for $23.6 million. Of the total amount paid on March 3, 2008, approximately $23.5 million was recorded as goodwill. As of March 31, 2008, the Company had repurchased all minority members’ interests outstanding under this program.

Santa Barbara

As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent six years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third vested on June 30, 2008, and one third will vest on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third vested on June 30, 2007, and one third will vest on June 30, 2009. The Class 6 Units will vest on June 30, 2009. The Company has recorded minority interest expense related to this equity opportunity, which reflects the portion of profits applicable to minority owners. For the year ended December 31, 2008, the Company recorded approximately $0.2 million of minority interest expense. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.4 million. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $2.5 million of minority interest expense. For the year ended December 31, 2006, the Company expensed approximately $1.2 million. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels. The profits interest distributions are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, the Company has the right to acquire the Units of the non-controlling members. On February 15, 2008, the Company exercised its right to call the Class 2A Units and the Class 2B Units owned by Santa Barbara minority members. Of the $30.0 million paid on March 31, 2008, approximately $12.3 million was recorded as goodwill.

Equity Opportunity Programs Implemented During 2006

During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vested or vest on June 30 of 2007, 2008, 2009, 2010 and 2011. For the year ended December 31, 2008, the Company recorded approximately $1.9 million of minority interest expense, which reflects the portion of profits applicable to minority owners. For the period November 14, 2007 to December 31, 2007, the amount expensed was $0.3 million. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $2.4 million of minority interest expense. For the year ended December 31, 2006, the Company expensed $1.2 million for these equity opportunity programs. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, the Company has the right to acquire the Interests of the non-controlling members. On February 15, 2008, the Company exercised its right to call various minority members’ interests as it relates to these equity opportunity programs. Of the total $31.3 million paid on March 31, 2008, approximately $28.5 million was recorded as goodwill. During the first quarter of 2009, the Company exercised its right to call all the Class 8 interests for approximately $18.2 million. Refer to Note 22, “Subsequent Events.”

Share-Based Compensation Plans - Predecessor

Prior to the completion of the MDP Transactions, the Predecessor granted stock options and restricted stock awards to key employees and directors under share-based compensation plans. The exercise price of the options was determined by the actual closing price of the Predecessor’s common stock as quoted by the New York Stock Exchange on the date of the grant. Compensation expense for restricted stock awards was measured at fair value on the date of the grant based on the number of shares granted and the quoted market price of the Predecessor’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

Under the terms of the Merger Agreement, each outstanding share of the Predecessor’s common stock was converted into a right to receive an amount in cash, without interest, of $65.00 (the “Merger Consideration”). In this regard, with respect to the Predecessor’s outstanding stock option grants and restricted stock awards, in accordance with the terms of the Merger Agreement, the Predecessor’s stock option and restricted stock equity plan documents and various actions taken by its Board of Directors:

•	all options outstanding immediately prior to the effective date of the MDP Transactions, whether or not then vested or exercisable, were cancelled as of the effective date, with each holder of an option receiving for each share of common stock subject to the option, an amount equal to the Merger Consideration less the per share exercise price of such option; and

•	all shares of restricted stock outstanding immediately prior to the effective date of the MDP Transactions vested and became free of restrictions as of the effective date and each such share of restricted stock was converted into a right to receive the Merger Consideration.

There were no share-based grants starting May 31, 2007 until November 13, 2007 (end of Predecessor period). The weighted-average grant-date fair value of options and restricted shares granted during the period January 1, 2007 to May 31, 2007 was $12.40 per share and $51.60 per share, respectively.

Stock Options - Predecessor

The Predecessor awarded certain employees options to purchase the Company’s common stock at exercise prices equal to or greater than the closing market price of the stock on the day the options were awarded. Options awarded pursuant to the 1996 Plan and the 2005 Plan were generally subject to three- and four-year cliff vesting and expired ten years from the award date.

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share Based Payment.” Because the fair value recognition provisions of SFAS No. 123, “Stock-Based Compensation,” and SFAS No. 123R were materially consistent under our equity plans, the adoption of SFAS No. 123R did not have a significant impact on our financial position or our results of operations. In accordance with SFAS No. 123R, stock option compensation expense of approximately $27.2 million for the period from January 1, 2007 to November 13, 2007 and $17.7 million for the year ended December 31, 2006, has been recognized in the Predecessor’s consolidated statements of income. No stock option compensation expense was recorded for the period from November 14, 2007 to December 31, 2007 or the year ended December 31, 2008, as the stock options were cancelled and paid out in connection with the MDP Transactions. Included in compensation expense for 2006 is amortization related to a long-term equity performance plan discussed below.

The options awarded during the period January 1, 2007 to November 13, 2007 had weighted-average fair values as of the time of the grant of $12.39 per share. There were no options awarded during the period from November 14, 2007 to December 31, 2007. The options awarded during 2006 had weighted-average fair values as of the time of the grant of $10.38 per share.

The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for the period January 1, 2007 to November 13, 2007, and the year ended December 31, 2006:

	1/1/07 – 11/13/07	2006

Dividend yield	2.10%	2.10%

Expected volatility	23.00% to 24.40%	23.00% to 25.00%

Risk-free interest rate	4.45% to 4.71%	4.24% to 5.10%

Expected life	4.45 to 5.8 years	5.1 years

Share repurchases were utilized, among other things, to reduce the dilutive impact of our stock-based plans. Repurchased shares were converted to Treasury shares and used to satisfy stock option exercises, as needed. Share repurchase activity was dependent, among other things, on the availability of excess cash after meeting business and capital requirements.

Restricted Stock - Predecessor

At the date of the grant, the recipient of restricted stock awards had all the rights of a stockholder, including voting and dividend rights, subject to certain restrictions on transferability and a risk of forfeiture. Restricted stock grants typically vested over a period of either 3 years or 6 years beginning on the date of grant.

From January 1, 2007 to November 13, 2007, the Company awarded 353,420 shares of restricted stock with a weighted-average fair value of $51.60 to employees pursuant to the Company’s incentive compensation program. All awards were subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions. The value of such awards was reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services were rendered. Recorded compensation expense for restricted stock awards, including the amortization of prior year awards, was $39.4 million for the period from January 1, 2007 to November 13, 2007, and $13.1 million for the year ended December 31, 2006. The amount expensed for the period January 1, 2007 to November 13, 2007 is reflective of the acceleration of the then-remaining unamortized cost of restricted stock awards; the acceleration was due to the MDP Transactions. As of December 31, 2007, there were no unrecognized compensation costs related to deferred and restricted stock awards, as these awards were all cancelled and recipients received merger consideration.

Long-Term Equity Performance Plan - Predecessor

In January 2005, the Predecessor granted long-term equity performance (“LTEP”) awards consisting of 269,300 restricted shares and 1,443,000 options to senior managers. These grants were to be awarded only if specified Company-wide performance criteria were met and were subject to additional time-based vesting if the performance criteria were met. During the year ended December 31, 2006, management determined that it appeared probable the Predecessor would meet the performance requirements as set forth in the LTEP plan. As a result, during the year ended December 31, 2006, the Predecessor expensed a total of $7.6 million related to the LTEP awards, which included $4.2 million of a “catch-up” adjustment for amortization for prior periods from the date of the LTEP grant (January 2005) through January 2006. As a result of the MDP Transactions, the vesting of all LTEP awards was accelerated and paid out. The total amount of expense that was accelerated for the LTEP awards during the period January 1, 2007 to November 13, 2007 was $5.2 million.

7.	DEBT

At December 31, 2008 and 2007, debt on the accompanying consolidated balance sheets was comprised of the following:

(in 000s)
December 31,	2008	2007

Long-Term Obligations:
Senior Term Notes:
Senior term notes – 5% due 9/15/10	$232,245	$250,000
Net unamortized discount	(237)	(395)
Net unamortized debt issuance costs	(667)	(1,110)
Senior term notes – 5.5% due 9/15/15	300,000	300,000
Net unamortized discount	(1,098)	(1,230)
Net unamortized debt issuance costs	(1,725)	(1,932)

Term Loan Facility due 11/13/14	2,297,638	2,315,000
Net unamortized discount	(20,201)	(22,847)
Net unamortized debt issuance costs	(25,958)	(29,352)
Senior Unsecured 10.5% Notes due 11/15/15	785,000	785,000
Net unamortized debt issuance costs	(24,823)	(27,159)

Revolving Credit Facility due 11/13/13	250,000	-
Symphony CLO V Notes Payable	378,540	378,540
Symphony CLO V Subordinated Notes	24,208	24,208

Total	$4,192,922	$3,968,723

Senior Secured Credit Agreement - Successor

As a result of the MDP Transactions, the Company has a new senior secured credit facility (the “Credit Facility”) consisting of a $2.3 billion term loan facility and a $250 million revolving credit facility. The Credit Facility contains customary covenants, including a financial covenant requiring us to maintain a maximum ratio of senior secured indebtedness to EBITDA (as such terms are defined in the Credit Facility); limitations on our incurrence of additional debt; and other limitations.

At December 31, 2008 and 2007, the Company had $2.3 billion outstanding under the term loan facility. At December 31, 2008, the Company had $250 million outstanding under the revolving credit facility. At December 31, 2007, the Company did not have any borrowings under the revolving credit facility.

The Company received approximately $2.3 billion in net proceeds from the term loan. The net proceeds from the term loan were used as part of the financing to consummate the MDP Transactions. During November 2008, the Company drew down on the $250 million revolving credit facility due to concerns over counterparty risk as a result of severely deteriorating global credit market conditions. The $250 million in proceeds from the revolving credit facility are included in “Cash and cash equivalents” on the Company’s December 31, 2008 consolidated balance sheet.

All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee to the lenders in respect of any unutilized loan commitments at a rate of 0.3750% per annum. For the year ended December 31, 2008, the unhedged weighted-average interest rate on the $2.3 billion borrowed under the term loan facility was 6.14%. For the year ended December 31, 2008, the unhedged weighted-average interest rate on the $250 million borrowed under the revolving credit facility was 5.22%.

All obligations under the Credit Facility are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker-dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first-lien basis by substantially all other present and future assets of Nuveen Investments and each guarantor.

The term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013.

The Company is required to make quarterly payments under the term loan facility in the amount of approximately $5.8 million beginning June 30, 2008. At December 31, 2008, after the first three quarterly payments of approximately $5.8 million were made, the Company had approximately $2.3 billion outstanding under the term loan facility. The Credit Facility permits all or any portion of the loans outstanding thereunder to be prepaid.

At December 31, 2008 and 2007, the fair value of the $2.3 billion term loan facility was approximately $0.9 billion and $2.3 billion, respectively. For the year ended December 31, 2008, the weighted-average interest rate on the amount borrowed under the term loan facility was 6.14%.

Senior Unsecured Notes - Successor

Also in connection with the MDP Transactions, the Company issued $785 million of 10.5% senior unsecured notes (“10.5% senior notes”). The 10.5% senior notes mature on November 15, 2015 and pay a coupon of 10.5% of par value semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. The Company received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing to consummate the MDP Transactions.

At December 31, 2008 and 2007, the fair value of the $785 million 10.5% senior notes was approximately $177 million and $780 million, respectively.

Obligations under the notes are guaranteed by the Parent and each of our existing, subsequently acquired, and/or organized direct or indirect, domestic, restricted (as defined in the credit agreement) subsidiaries that guarantee the debt under the Credit Facility. These subsidiary guarantees are subordinated in right of payment to the guarantees of the Credit Facility.

Symphony CLO V - Successor

As more fully discussed in Note 12, “Consolidated Funds,” the Company is required to consolidate into its financial results a collateralized loan obligation, Symphony CLO V, in accordance with U.S. generally accepted accounting principles. Although the Company does not hold any equity interest in this investment vehicle, because an affiliate of MDP is the majority equity holder, and MDP is a related party to the Company, the Company is required to consolidate Symphony CLO V into its consolidated financial statements. The $378.5 million of Notes Payable and $24.2 million of Subordinated Notes reflected in the Company’s consolidated balance sheets as of December 31, 2008 and 2007 are debt obligations of Symphony CLO V. All of this debt is collateralized by the assets of Symphony CLO V.

Senior Term Notes - Predecessor / Successor

On September 12, 2005, the Predecessor issued $550 million of senior unsecured notes, comprised of $250 million of 5% notes due September 15, 2010 and $300 million of 5.5% notes due September 15, 2015 (collectively, the “Predecessor senior term notes”) which remain outstanding at December 31, 2008 and 2007. The Company received approximately $544 million in net proceeds after discounts and other debt issuance costs.

The Predecessor senior term notes due 2010 bear interest at an annual fixed rate of 5.0% payable semi-annually beginning March 15, 2006. The Predecessor senior term notes due 2015 bear interest at an annual fixed rate of 5.5% payable semi-annually also beginning March 15, 2006. The net proceeds from the Predecessor senior term notes were used to repay a portion of the outstanding debt under a then-existing bridge credit facility, borrowings which were made in connection with St. Paul Travelers’ sale of its ownership interest in the Predecessor. The costs related to the issuance of the Predecessor senior term notes were capitalized and were being amortized to expense over their term.

At December 31, 2008, the fair value of the Predecessor senior term notes was approximately $110.8 million for the notes due 2010 and $46.4 million for the notes due 2015. At December 31, 2007, the fair value of the Predecessor senior term notes was approximately $229.2 million for the 5% senior term notes due 2010 and $207.9 million for the 5.5% senior term notes due 2015.

During December 2008, the Company retired a portion of the Predecessor senior unsecured notes due 2010. Of the total $8.4 million in total cash paid, approximately $0.2 million was for accrued interest, with the remaining amount for principal representing $17.8 million in par on the 5% senior term notes due 2010. As a result, the Company recorded a $9.6 million gain on early extinguishment of debt. This gain is reflected in “Other Income/(Expense)” on the Company’s consolidated statement of income for the year ended December 31, 2008.

Other

The Company’s broker-dealer subsidiary may utilize uncommitted lines of credit with no annual facility fees for unanticipated, short-term liquidity needs. At December 31, 2008 and 2007, no borrowings were outstanding on these uncommitted lines of credit.

8.	INCOME TAXES

The provision for income taxes on earnings for the three years ended December 31, 2008 is:

		1/1/07-	11/14/07-
(in 000s)	2008	11/13/07	12/31/07	2006

Current:
Federal	$ 10,030	$ 75,697	$(50,302)	$101,813
State	140	16,644	-	21,187

	$10,170	$92,341	$(50,302)	$123,000

Deferred:
Federal	$(374,333)	$4,404	$35,918	$(1,865)
State	(9,438)	467	(2,644)	(211)

	$(383,771)	$4,871	$33,274	$(2,076)

The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

		1/1/07-	11/14/07-
	2008	11/13/07	12/31/07	2006

Federal statutory rate applied to income before taxes	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	2.0	5.4	3.0	4.8
SFAS 142 impairment	(18.8)	-	-	-
Non-deductible expense, consisting primarily of one-time expenses related to the MDP Transactions	-	8.6	(2.9)	0.1
Tax-exempt interest income, net of disallowed interest expense	-	(0.2)	-	(0.1)
Other, net	(0.7)	(0.2)	0.7	(0.6)

Effective tax rate	17.5%	48.6%	35.8%	39.2%

The tax effects of significant items that give rise to the net deferred tax liability recorded on the Company’s consolidated balance sheets are shown in the following table:

(in 000s)
December 31,	2008	2007

Gross deferred tax assets:
Deferred compensation	$ 5,062	$ 3,121
Book depreciation in excess of tax depreciation	4,345	5,652
Net operating loss carryforwards, net of valuation allowances	26,321	28,921
Federal tax benefit of future state tax deductions	23,120	10,133
Unrealized gains/losses on investments	43,551	15,867
Pension and post-retirement benefit plan costs	9,251	1,165
Unvested profits interests	23,372	11,278
Accrued severance	8,046	-
Alternative minimum tax credit carryforward	5,704	-
Other	6,852	5,464

Gross deferred tax assets	155,624	81,601

Gross deferred tax liabilities:
Deferred commissions and fund offering costs	(1,523)	(3,101)
Intangible assets	(1,175,441)	(1,616,244)
Goodwill amortization	(15,687)	(2,056)
Other, consisting primarily of internally developed software	(10,491)	(5,588)

Gross deferred tax liabilities	(1,203,142)	(1,626,989)

Net deferred tax liability	$(1,047,518)	$(1,545,388)

The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.

Not included in income tax expense for the period from January 1, 2007 to November 13, 2007, and the year ended December 31, 2006 are income tax benefits of $210.6 million and $22.8 million, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital and as a reduction of taxes payable included in other liabilities on our consolidated balance sheets. As of November 13, 2007, the effective date of the MDP Transactions, all outstanding shares of restricted stock vested and all outstanding options were cancelled. Consequently, no such tax benefits were recognized in the period from November 14, 2007 to December 31, 2007 or the year ended December 31, 2008. As of December 31, 2008 and 2007, there were no remaining tax benefits included in additional paid-in capital related to any share-based compensation plans.

At December 31, 2008, the Company had federal tax loss carryforward benefits of approximately $3.4 million that will expire in 2028. At December 31, 2008, the Company also had state tax loss carryforward benefits of approximately $27.8 million that will expire between 2013 and 2028. For financial reporting purposes, a valuation allowance of approximately $4.9 million has been established due to the uncertainty that the assets will be realized. The Company believes that the remaining state tax loss carryforwards of approximately $22.9 million will be utilized prior to expiration.

9.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage the economic impact of fluctuations in interest rates related to its long-term debt and to mitigate the overall market risk for certain recently created product portfolios.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB

Statement No. 133” and further amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), requires recognition of all derivatives on the balance sheet at fair value. Derivatives that do not meet the SFAS No. 133 criteria for hedge accounting must be adjusted to fair value through earnings. Changes in the fair value of derivatives that do meet the hedge accounting criteria under SFAS No. 133 are offset against the change in the fair value of the hedged assets or liabilities, with only any “ineffectiveness” (as defined under SFAS No. 133) marked through earnings.

At December 31, 2008 and 2007, the Company did not hold any derivatives designated in a formal hedge relationship under the provisions of SFAS No. 133.

Derivatives Transactions Related to Financing Part of the MDP Transactions

As further discussed in Note 7, “Debt,” the Company borrowed $2.3 billion under a variable rate term loan facility and $785.0 million under 10.5% senior term notes due 2015 to finance part of the MDP Transactions. In order to mitigate interest rate exposure on the variable rate debt, the Company entered into certain derivative transactions that effectively converted $2.3 billion of the Company’s variable rate debt arising from the MDP Transactions into fixed-rate borrowings. At December 31, 2008, these derivative transactions were comprised of nine interest rate swaps, one collar, and two basis swaps. At December 31, 2007, the Company held nine interest rate swaps and one collar. Collectively, these derivatives will be referred to as the “New Debt Derivatives.”

For the year ended December 31, 2008, the Company recorded $46.8 million in unrealized losses and $19.0 million as the net impact of periodic payments related to the New Debt Derivatives. For the period November 14, 2007 to December 31, 2007, the Company recorded $31.4 million in unrealized losses related to the New Debt Derivatives. The unrealized losses for 2008 and 2007 are reflected in “Other Income/(Expense)” on the accompanying consolidated statements of income. The net impact from periodic payments for 2008 is reflected in “Net Interest Expense” on the accompanying consolidated statements of income. There were no periodic payments on the New Debt Derivatives for the period from November 14, 2007 to December 31, 2007.

At December 31, 2008 and 2007, the fair value of the open New Debt Derivatives is $78.5 million and $31.7 million, respectively, and is reflected in “Other Short-Term Liabilities” on the Company’s consolidated balance sheets.

Derivatives Transactions Related to Certain Product Portfolios

The Company entered into futures contracts that have not been designated as hedging instruments under SFAS No. 133 in order to mitigate overall market risk of certain product portfolios. At December 31, 2008 and 2007, the net fair value of these open non-hedging derivatives was a liability of approximately $0.1 million and an asset of approximately $0.01 million, respectively, and is reflected in “Other Short Term Liabilities” and “Other Assets” on the accompanying consolidated balance sheets. For the year ended December 31, 2008, the Company recorded a $0.1 million unrealized gain and a $1.3 million realized loss on these futures contracts, both of which are included in “Other Income/(Expense)” on the Company’s consolidated statement of income for the year ended December 31, 2008. For the period November 14, 2007 to December 31, 2007, the Company recorded approximately $0.1 million of net gains related to these derivatives, comprised of $0.06 million in unrealized losses and $0.2 million in realized gains, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period. For the period January 1, 2007 to November 13, 2007, the Company recorded approximately $0.06 million of net gains related to these derivatives, comprised of $0.4 million in unrealized gains and $0.4 million in realized losses, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for that period. For the year ended December 31, 2006, the Company recorded approximately $0.9 million in losses from these derivatives, approximately $0.5 million of which were realized losses and the remainder unrealized, both of which are reflected in “Other Income/(Expense)” on the accompanying consolidated statements of income for the year ended December 31, 2006.

Derivatives Transactions Related to the Predecessor Period

Derivative Financial Instruments Related to Senior Term Notes

In anticipation of the issuance of the 5% senior notes due 2010 and 5.5% senior notes due 2015 (refer to Note 7, “Debt”), the Company entered into a series of Treasury rate lock transactions with an aggregate notional amount of $550 million. These Treasury rate locks were accounted for as cash-flow hedges, as they hedged against the variability in future projected interest payments on the forecasted issuance of fixed-rate debt (the longer-term senior term notes that replaced the bridge credit agreement) attributable to changes in interest rates. The prevailing Treasury rates had increased by the time of the senior term notes issuance and the locks were settled for a net payment to the Company of approximately $1.6 million. The Company deferred this gain by recording it in “Accumulated Other Comprehensive Income/(Loss)” (“AOCI”) on the Company’s consolidated balance sheet as of December 31, 2005, as the Treasury rate locks were considered highly effective for accounting purposes in mitigating the interest rate risk on the forecasted debt issuance. The $1.6 million deferred gain was being reclassified into current earnings commensurate with the recognition of interest expense on the 5-year and 10-year term debt. For the year ended December 31, 2006, approximately $0.2 million of the deferred gain was amortized into interest expense. For the period from January 1, 2007 to November 13, 2007, the Company amortized approximately $0.1 million of the deferred gain into interest expense. The remaining unamortized deferred gain as of November 13, 2007, approximately $1.1 million, was written-off during purchase accounting for the MDP Transactions.

10.	ACQUISITION OF WINSLOW CAPITAL MANAGEMENT

On December 26, 2008, the Company acquired Winslow Capital Management (“Winslow”). Winslow specializes in large cap growth investment strategies for institutions and high net worth investors. The results of Winslow Capital Management’s operations are included in the Company’s consolidated statement of income since the acquisition date. The purchase price at closing was $76.9 million (net of cash acquired), of which approximately $4.2 million was allocated to the net book value of assets acquired, with the remainder allocated to goodwill. As of December 31, 2008, the Company has engaged external independent valuation experts to assist in the allocation of the purchase price for the Winslow acquisition. This valuation has not yet been finalized. If Winslow reaches specified performance and growth targets for its business, additional payments of up to a maximum of $180 million in the aggregate will be due to the sellers. Any future payments will be recorded as additional goodwill.

11.	INVESTMENTS IN COLLATERALIZED LOAN AND DEBT OBLIGATIONS

The Company has an investment in two collateralized debt obligation entities for which it acts as a collateral manager, Symphony CLO I, Ltd. (“CLO”) and the Symphony Credit Opportunities Fund Ltd. (“CDO”), pursuant to collateral management agreements between the Company and each of the collateralized debt obligation entities. The Company has recorded its investment in the equity of the CLO and CDO in “Investments” on its consolidated balance sheets at fair value. Fair value is determined using current information, notably market yields and projected cash flows based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the equity interest. Market yields, default rates and recovery rates used in the Company’s estimate of fair value vary based on the nature of the investments in the underlying collateral pools. In the periods of rising credit default rates and lower debt recovery rates, the fair value, and therefore the carrying value, of the Company’s investments in the CLO and CDO may be adversely affected.

Collateralized debt obligation entities fund their activities through the issuance of several tranches of debt and equity, the repayment and return of which are linked to the performance of the assets in the CLO or CDO portfolios.

At December 31, 2008, the assets of the collateral pool of the CLO were approximately $393.3 million, which is based on traded cost plus traded cash. At December 31, 2008, the assets of the collateral pool for the CDO were approximately $157.3 million, which is based on traded market value and traded cash. The Company had a combined minority investment in the equity of these entities of $2.1 million and $9.8 million at of December 31,

2008 and 2007, respectively. These investments are reflected at market value and are included in “Investments” on the Company’s accompanying consolidated balance sheets.

The Company accounts for its investments in the CLO and CDO under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of the CLO and CDO investment pool to determine whether an impairment of its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers in the collateral securities, the forecasted default rate of the collateral securities and the Company’s past experience in managing similar securities. If an updated estimate of future cash flows (taking into account both timing and amounts) is less than the revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

In response to the recent steep global economic decline, the Company conducted an updated impairment analysis of the CLO and CDO investments. Although there was no indication of impairment at December 31, 2008 for the Company’s investment in the CLO, the Company recognized an impairment charge on its investment in the equity of the CDO of approximately $8.8 million as of December 31, 2008. This impairment charge is reflected both as an expense on the Company’s consolidated statement of income for the year ended December 31, 2008 as well as a reduction of the Company’s gross unrealized holding losses recorded in AOCI as of December 31, 2008.

As of December 31, 2007, the Company determined that no impairment exists in its investments in the CLO and CDO.

The Company’s risk of loss in the CLO and CDO is limited to the Company’s remaining cost basis in the equity of the CLO and CDO, which combined, is approximately $2.1 million as of December 31, 2008.

12.	CONSOLIDATED FUNDS

New funds

Under the provisions of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” as amended by SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” the Company is required to consolidate into its financial results those funds in which the Company is either the sole investor or in which the Company holds a majority investment position. For funds which we are required to consolidate into our financial statements, the assets and liabilities of these funds are included throughout the accompanying December 31, 2008 and December 31, 2007 consolidated balance sheets. In addition, the income and expenses of these funds are included in the Company’s consolidated statements of income for all periods presented.

During 2004, the Company created and invested in six new funds, all managed by two of the Company’s subsidiaries. The funds were eventually marketed to the public and by December 31, 2007, the Company only had a majority investment in two of these funds. The investment strategy for these funds was taxable fixed-income with various objectives: short-duration and multi-strategy core. At December 31, 2007, the Company’s total investment in these funds was $20.0 million. By the end of January 2008, the Company was no longer the majority investor in either of these two remaining funds and the financial results for these funds were deconsolidated from the Company’s books as of January 31, 2008.

At December 31, 2007, the total assets of these two funds were approximately $51.4 million and total liabilities were approximately $12.9 million. The net income for the period January 1, 2007 to November 13, 2007 for these funds was $0.8 million. For the period November 14, 2007 to December 31, 2007, the net income for these funds was $0.3 million.

For the year ended December 31, 2006, the net income for the three funds that were consolidated into the Company’s financial statements was approximately $1.8 million.

Included in the total assets of these funds are underlying securities in which the funds are invested. At December 31, 2007, these underlying securities approximated $34.3 million. Although these underlying fund investments would be classified as “trading” securities by the funds if the funds were to follow SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company does not classify the underlying fund investments as “trading” securities, as the Company’s objective for holding an investment in these funds is not to buy or sell frequently nor is it to generate profits. The Company’s objective is to hold the fund investments until such time that they are majority-owned by outside investors.

Symphony CLO V

Under the provisions of FASB Interpretation No. 46, (Revised, December 2003), “Consolidation of Variable Interest Entities (“FIN 46R”),” the Company is required to consolidate into its financial results a CLO (Symphony CLO V). Although the Company does not hold any equity in this investment vehicle, an affiliate of MDP is the majority equity holder. This affiliate of MDP purchased $34.2 million of subordinated notes issued by Symphony CLO V (see Note 21, “Related Parties” – Madison Dearborn Affiliated Transactions). FIN 46R requires that the Company include related parties when analyzing whether consolidation is necessary.

Symphony CLO V, Ltd. (“Symphony V”) is a Cayman Island limited company formed to issue notes and certain other securities in a collateralized debt obligation transaction managed by Symphony, a subsidiary of the Company.

As the Company has no equity interest in this investment vehicle, all gains and losses recorded in the Successor’s consolidated financial statements are attributable to other investors. For the year ended December 31, 2008, the Company recorded $141.5 million of minority interest revenue to offset the net loss incurred by Symphony V for the year ended December 31, 2008, which belongs entirely to the minority owners. For the period from November 14, 2007 to December 31, 2007, the Company recorded $7.4 million in minority interest revenue on its consolidated statement of income to offset the $7.4 million net loss incurred by Symphony V for that period, which belongs entirely to the minority owners.

At December 31, 2008 and 2007, total assets of Symphony V approximated $265.3 million and $463.3 million, respectively, and total liabilities approximated $419.4 million and $470.7 million, respectively.

The following table presents a condensed summary of the assets and liabilities for Symphony CLO V that have been consolidated in the Company’s consolidated balance sheets as of December 31, 2008 and 2007:

(in 000s)	12/31/08	12/31/07

Cash and cash equivalents	$15,427	$110,057
Receivables	4,692	11,278
Investments	241,180	337,529
Other (deferred issuance costs)	4,010	4,413

Accrued comp & other expenses	5,738	1,887
Deferred revenue	673	136
Payable for investments purchased	10,246	65,922
Notes payable	378,540	378,540
Subordinated notes	24,208	24,208

Minority interest receivable	154,096	7,415

Statement of Cash Flows

The change in cash and cash equivalents for all of the consolidated funds (the new funds as well as Symphony CLO V) is included in the “Cash Flows from Investing Activities” section on the accompanying consolidated statements of cash flows.

13.	RETIREMENT PLANS

The Company maintains a non-contributory qualified pension plan (the “Pension Plan”), a non-contributory, non-qualified excess pension plan (the “Excess Pension Plan” and together with the Pension Plan, the “Pension

Plans”), and a post-retirement welfare benefit plan (the “Post-Retirement Benefit Plan”). Each of the above Plans covers only employees that qualify as plan participants, excluding employees of certain of its subsidiaries. The benefits under the Pension Plans are based on years of service and the employee’s average compensation during the highest consecutive five years of the employee’s last ten years of employment. The Company’s funding policy considers several factors, including the applicable funding requirements and the tax deductibility of amounts funded. Effective March 24, 2003, the Pension Plan was amended to only include employees who qualified as plan participants prior to such date. On March 31, 2004, the Pension Plan was further amended to provide that existing plan participants will not accrue any new benefits under the Plan after March 31, 2014. The Company’s Post-Retirement Benefit Plan provides certain welfare benefits (life insurance and health care) for eligible retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree.

The Excess Pension Plan is maintained by the Company for certain employees who participate in the Pension Plan and whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. The benefits under the Excess Pension Plan follow the vesting provisions of the Pension Plan with new participation frozen and benefit accruals ending as described in the prior paragraph. Funding is not made under this Plan until benefits are paid.

The Excess Pension Plan was amended in 2008 to provide that no new participants would be eligible to enter the Plan after December 31, 2008 and that effective for calendar year 2009 and thereafter, no compensation in excess of $200,000 over the limits on eligible compensation under the Pension Plan would be considered in determining the benefits under the Excess Pension Plan. The Plan was also amended to provide that benefits would be paid to participants upon their separation from service rather than at the time they elect to receive benefits under the Pension Plan.

The Post-Retirement Benefit Plan was amended in 2008 to provided that only those participants who satisfied the Plan’s age and service requirements by June 30, 2014 would be eligible for benefits under the Plan. As noted, Plan benefits are partially subsidized by the Company. The amendment further provided that no employee first employed after January 1, 2009 shall be eligible for Plan benefits. Effective February 1, 2009, the Company adopted an “access only” retiree welfare plan that offers guaranteed access for qualifying employees of the Company and its subsidiaries. This “access only” plan requires covered retirees to pay the full premium cost with no Company subsidy or reduced premium.

SFAS No. 158

On September 29, 2006, the FASB issued a new pension standard, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), marking the end of the first phase of the FASB’s project for revamping retiree-benefit accounting. For publicly traded companies, SFAS No. 158 is effective for fiscal years ending after December 15, 2006. SFAS No. 158 requires an employer to:

(a)	recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status;

(b)	measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and

(c)	recognize changes in the funded status of a defined benefit post-retirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income.

Under SFAS No. 158, the funded status of a pension is defined as the difference between the fair value of a plan’s assets and the projected benefit obligation (“PBO”). The PBO reflects anticipated future pay increases.

At December 31, 2006, the Predecessor had recorded a total of approximately $4.6 million of net loss in accumulated other comprehensive income, a separate component of shareholder’s equity, for the underfunded portion of its Pension and Post-Retirement Plans. As part of purchase accounting for the MDP Transactions, the balance in accumulated other comprehensive income related to the Predecessor’s Pension and Post-Retirement Plans, approximately $5 million, was written off. As part of additional purchase accounting for the MDP Transactions, the Company’s actuaries revalued the Company’s Pension and Post-Retirement Plan liabilities to fair value. This revaluation resulted in a $2.9 million increase in Pension and Post-Retirement liabilities, with a corresponding increase to goodwill. At December 31, 2007 and 2008, the Successor had approximately $5.8 million of gain (net of tax) and $9.1 million of loss (net of tax), respectively, recorded in other comprehensive income related to the funded status of its pension and post-retirement plans.

Medicare Part D

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) became law. The Act provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to the benefit established by the Act. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “FSP”). The FSP provides guidance on accounting for the effects of the Act, which resulted in a reduction in the accumulated projected benefit obligation for the subsidy related to benefits attributed to past service. Treating the future subsidy under the Act as an actuarial experience gain, as required by the guidance, decreases the accumulated projected benefit obligation and the net periodic post-retirement benefit cost. At December 31, 2008, and 2007 the Company has receivables of approximately $56 thousand and $60 thousand, respectively, for expected Medicare Part D reimbursements.

Measurement

For purposes of the Company’s consolidated financial statements, December 31 is the measurement date for determining the Company’s liabilities for its Pension and Post-Retirement Plans. The market-related value of plan assets is determined based on the fair value at measurement date. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate used reflects the rate at which the Company believes the Pension Plan obligations could be effectively settled at the measurement date, as though the pension benefits of all plan participants were determined as of that date.

Accumulated Benefit Obligation

An accumulated benefit obligation represents the actuarial present value of benefits. Whether vested or non-vested, they are attributed by the pension benefit formula to employee services rendered before a specified date using existing salary levels. As of December 31, 2008 and 2007, the accumulated benefit obligation for the Company’s Pension Plans was $34.5 million and $33.3 million, respectively. For the Company’s Post-Retirement Plan, the accumulated benefit obligation at December 31, 2008 and 2007 was $7.6 million and $10.3 million, respectively.

Projected Benefit Obligation

A projected benefit obligation represents the actuarial present value as of a date of all benefits attributed by the pension benefit formula to employee service performed before that date. It is measured using assumptions as to future compensation levels, as the pension benefit formula is based on those future salary levels.

The following tables provide a reconciliation of the changes in the projected benefit obligations under the Pension Plans, the accumulated benefit obligation under the Post-Retirement Benefit Plan, the fair value of

Pension and Post-Retirement Plan assets for the two-year period ending December 31, 2008, and a statement of the funded status under each plan as of December 31 for both years:

	Pension
(in 000s)	Benefits
Change in projected benefit obligation:	2008	2007

Obligation at January 1	$37,466	$39,117
Service cost	1,565	1,724
Interest cost	2,436	2,241
Actuarial (gain)/loss	(2,219)	(3,152)
Plan amendments	67	(1,941)
Benefit payments	(1,731)	(523)

Obligation at December 31	$37,584	$37,466

	Post-Retirement
(in 000s)	Benefits
Change in accumulated post-retirement benefit obligation:	2008	2007

Obligation at January 1	$10,308	$9,824
Service Cost	189	392
Interest Cost	481	663
Actuarial (gain) or loss	(1,793)	55
Actual Benefits Paid	(714)	(693)
Employee Contributions	157	-
Change in plan provisions	405	-
Curtailment	(1,439)	-
Expected Medicare Part D Reimbursements	56	67

Obligation at December 31	$7,650	$10,308

			Post-
	Pension		Retirement
(in 000s)	Benefits		Benefits
Change in fair value of plan assets:	2008	2007	2008	2007

Fair value of plan assets at January 1	$30,183	$28,481	$ --	$ --
Actual return on plan assets	(6,322)	2,225	--	--
Benefit payments	(1,731)	(523)	(658)	(626)
Company contributions	228	--	501	626
Employee contributions	--	--	157	--

Fair value of plan assets at December 31	$22,358	$30,183	$ --	$ --

	Pension		Post-Retirement
(in 000s)	Benefits		Benefits
Funded status at December 31	2008	2007	2008	2007

Fair value of plan assets	$22,358	$30,183	—	—
Projected benefit obligation	37,584	37,466	7,650	10,308

Funded status at 12/31/08	$(15,226)	$(7,283)	$(7,650)	$(10,308)

	Pension
	Benefits
(in 000s)	2008	2007

Projected benefit obligation	$37,584	$37,466
Accumulated benefit obligation	34,496	33,339
Fair value of plan assets	22,358	30,183

Pension Plan Assets

The Company employs a total return approach whereby a mix of equities and fixed-income investments are used to maximize the long-term return of Plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, and include small and large capitalizations with an emphasis on large capitalization stocks. Other assets are used to enhance long-term returns while providing additional portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. For the years ended December 31, 2008 and 2007, no derivatives were utilized. Investment risk is measured and monitored on an on-going basis through quarterly investment portfolio reviews and annual liability measurements.

The expected long-term rate of return on Pension Plan assets is estimated based on the plan’s actual historical return results, the allowable allocation of plan assets by investment class, market conditions and other relevant factors. The Company evaluates whether the actual allocation has fallen within an allowable range, and then the Company evaluates actual asset returns in total and by asset class.

The following table presents actual allocation of Plan assets, in comparison with the allowable allocation range, both expressed as a percentage of total plan assets, as of December 31:

	2008		2007
Asset Class	Actual	Allowable	Actual	Allowable

Cash	8%	0-15%	3%	0-15%
Fixed-income	44	20-60	35	20-60
Equities	45	30-70	58	30-70
Other	3	0-10	4	0-10

Total	100%		100%

Expected Contributions

During 2009, the Company expects to contribute approximately $1.1 million to its Pension Plan and $1 million to its Excess Pension Plan. In addition, the Company expects to contribute approximately $0.5 million during 2009, net of expected Medicare Part D reimbursements, for benefit payments to its Post-Retirement Benefit Plan.

The following table provides the expected benefit payments for each of the plans in each of the next five years as well as for the aggregate of the five fiscal years thereafter:

(in 000s)	Pension	Post-Retirement
Expected Benefit Payments	Benefits	Benefits

2009	$2,314	$511
2010	1,870	550
2011	2,106	569
2012	2,227	601
2013	2,061	640
2014 – 2018	15,501	3,367

The following table provides the expected Medicare Part D reimbursements for each of the plans in each of the next five years as well as for the aggregate of the five fiscal years thereafter:

(in 000s)	Post-Retirement
Expected Medicare Part D Reimbursements	Benefits

2009	$56
2010	58
2011	60
2012	62
2013	63
2014 – 2018	320

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income

As permitted under SFAS No. 87, “Employers’ Accounting for Pensions,” the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the pension and post-retirement plans.

The following table provides the components of net periodic benefit cost and other amounts recognized in other comprehensive income for the plans for the three years ending December 31, 2008:

	Pension Benefits
(in 000s)	2008	2007	2006

Service cost	$1,565	$1,724	$1,819
Interest cost	2,436	2,241	2,099
Expected return on plan assets	(2,322)	(2,327)	(2,247)
Amortization of prior service cost	(154)	(2)	1
Amortization of net loss	15	203	416
Curtailments and settlements	--	--	--

Net periodic (benefit) / cost	$1,540	$1,839	$2,088

Total recognized in other comprehensive income/(loss)	(8,298)	4,168	(2,209)

Total recognized in net periodic benefit cost/(gain) and other comprehensive income/(loss)	$(9,838)	$2,329	$(4,297)

The $1.8 million periodic benefit cost for 2007 for pension benefits shown above was recorded as $1.7 million for the Predecessor period and $0.1 million for the Successor period.

	Post-Retirement Benefits
(in 000s)	2008	2007	2006

Service cost	$189	$392	$277
Interest cost	481	663	514
Amortization of prior service cost	--	(221)	(265)
Amortization of unrecognized loss (gain)	(157)	137	68
Curtailments and settlements	(1,439)	--	--

Net periodic (benefit) / cost	$(926)	$971	$594

Total recognized in other comprehensive income/(loss)	(818)	1,085	75

Total recognized in net periodic benefit cost/(gain) and other comprehensive income/(loss)	$108	$114	$(519)

The $1.0 million periodic benefit cost for 2007 for post-retirement benefits shown above was recorded as $0.8 million for the Predecessor period and $0.2 million for the Successor period.

The estimated net loss and prior service credit for the Pension Plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $0.5 million and $0.1 million, respectively. The estimated net gain and prior service cost for the Post-Retirement Benefit Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $0.2 million and $0.1 million, respectively.

Amounts Recognized on the Consolidated Balance Sheets

The following table provides the amounts recognized on the consolidated balance sheets as of December 31, 2008 and 2007. Prepaid benefit costs would be recorded in other assets. Accrued benefit liabilities are recorded in accrued compensation and other expenses.

	Pension		Post-Retirement
	Benefits		Benefits
(in 000s)	2008	2007	2008	2007

Assets-
Prepaid benefit cost	$ --	$ --	$ --	$ --
Liabilities-
Current accrued benefit liabilities	(1,089)	(444)	(455)	(599)
Non-current accrued benefit liabilities	(14,137)	(6,839)	(7,195)	(9,709)

Net amount recognized	$(15,226)	$(7,283)	$(7,650)	$(10,308)

The projected benefit obligations of the Pension Plans exceed the fair value of Plan assets for the years ending December 31, 2008 and 2007. The Post-Retirement Benefit Plan has no plan assets. The accumulated projected benefit obligation for the Post-Retirement Benefit Plan is $7.7 million as of December 31, 2008 and $10.3 million as of December 31, 2007.

Assumptions

The assumptions used in the measurement of the Company’s benefit obligation as of December 31, 2008, 2007 and 2006 are shown in the following table:

	Pension	Post-Retirement
	Benefits	Benefits
Weighted-average assumptions as of December 31, 2008
Discount rate	6.61%	6.15%
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2007
Discount rate	6.61%	6.61%
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2006
Discount rate	5.92%	5.92%
Rate of compensation increase	4.50%	N/A

The discount rates used in the determination of the Company’s benefit obligation for pension and post-retirement benefits were based on a yield curve approach at December 31, 2008 and 2007.

The assumptions used in the determination of the Company’s net cost for the three years ended December 31, 2008 are shown in the following table:

	Pension	Post-Retirement
	Benefits	Benefits
Weighted-average assumptions as of December 31, 2008
Discount rate	6.61%	6.61%
Expected long-term rate of return on plan assets	8.03%	N/A
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2007
Discount rate	5.98%	6.02%
Expected long-term rate of return on plan assets	8.19%	N/A
Rate of compensation increase	4.50%	N/A

Weighted-average assumptions as of December 31, 2006
Discount rate	5.75%	5.75%
Expected long-term rate of return on plan assets	8.19%	N/A
Rate of compensation increase	4.50%	N/A

The discount rates used in the determination of the Company’s net cost for pension and post-retirement benefits were based on a yield-curve approach for the years ended December 31, 2008 and 2007. For the year ended December 31, 2006, the discount rates used in the determination of the Company’s net cost for pension and post-retirement benefits were based on Moody’s Corporate Aa Bond Index.

For purposes of determining the Post-Retirement Benefit obligation at December 31, 2008, an 8.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for beneficiaries under age 65, and a 9.1% annual rate of increase was assumed in determining the per capita cost of covered health care benefits for beneficiaries aged 65 and older. These annual rates of increase gradually decline to a 4.5% annual rate of increase by the year 2029 for beneficiaries under age 65, and the year 2029 for beneficiaries aged 65 and older.

For purposes of determining the post-retirement benefit cost for the year ended December 31, 2008, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for beneficiaries under age 65. This annual rate of increase was assumed to gradually decline to 5% by the year 2011. For purposes of determining the post-retirement benefit cost for the year ended December 31, 2008, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for beneficiaries over age 65. This annual rate of increase was assumed to gradually decline to 5% by the year 2012.

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in 000s)	1% Increase	1% Decrease

Effect on total service and interest cost	$98	$(76)
Effect on the health care component of the accumulated post-retirement benefit obligation	$775	$(610)

Other

The Company has a 401(k) plan (the “401(k) Plan”) that covers all of its employees, including employees of its subsidiaries. Amounts determinable under the 401(k) Plan are contributed to a trust qualified under the Internal Revenue Code. During the years ended December 31, 2008 and 2007, the Company made contributions of approximately $4 million and $3.6 million, respectively, to the trust for matching 401(k) employee contributions. The 401(k) Plan has been amended to eliminate the Company’s profit sharing contributions.

The Company had a non-qualified deferred compensation program whereby certain key employees could elect to defer receipt of all or a portion of their cash bonuses until a certain date or until retirement, termination, death or disability. The deferred compensation liabilities incurred interest expense at the prime rate or at a rate of return of one of several managed funds sponsored by the Company, as selected by the participant. The Company mitigated its exposure relating to participants who had selected a fund return by investing in the underlying fund at the time of the deferral. At December 31, 2007, the Company’s deferred compensation liability was approximately $8.1 million. The deferred compensation program terminated by its terms and amounts were paid out at the time of the MDP Transactions.

14.	STRUCTURING FEES / PLACEMENT FEES

The Company may incur an upfront structuring fee imposed by the Company’s distribution partners for certain new closed-end funds. The Company did not incur any structuring fees during 2008. During the period from January 1, 2007 to November 13, 2007, the Predecessor incurred total structuring fees of approximately $8.8 million. During the period from November 14, 2007 to December 31, 2007, the Successor incurred total structuring fees of $4.0 million. During the year ended December 31, 2006, the Company incurred structuring fees of $4.9 million. These structuring fees are reflected in “Other Operating Expenses” in the accompanying consolidated statements of income for all relevant periods. The Company plans to participate in the market for new closed-end funds. As a result of this participation, the Company expects to experience some earnings volatility as it may continue to incur upfront structuring fees on new closed-end funds.

During the year ended December 31, 2008, the Company recorded approximately $5.0 million in revenue and $7.5 million in expense related to Variable Rate Demand Preferred Shares (“VRDP”) issued during 2008. The revenue was earned by the Company for acting as a placement agent on the offering. The revenue is included in “Product Distribution” on the Company’s consolidated statement of income for the year ended December 31, 2008, and the expense is reflected in “Other Operating Expenses.”

15.	TRAILER FEES

During the third quarter of 2007, the Predecessor paid $6.2 million to Merrill Lynch, Pierce, Fenner & Smith to terminate an agreement in respect of certain of the Company’s previously offered closed-end funds under which the Company was obligated to make payments over time based on the assets of the respective closed-end funds.

This one-time termination payment is included in “Other Income/(Expense)” on the Predecessor’s consolidated statement of income for the period from January 1, 2007 to November 13, 2007.

16.	GAIN ON SALE OF MINORITY INTEREST IN ICAP

During the second quarter of 2006, the Company sold its minority investment in Institutional Capital Corporation (“ICAP”), an institutional money manager which was acquired by New York Life Investment Management. The Company recorded a $3.1 million gain during the second quarter of 2006 as a result of the initial closing of this sale. During the third quarter of 2006, the Company recorded a $5.8 million gain related to cash payments received related to this sale based upon the partial satisfaction of a contingency clause on investor approvals and client retention. During the fourth quarter of 2006, the Company recorded an additional $1.2 million gain related to cash payments received upon investor approvals and the full satisfaction of client retention targets.

During the fourth quarter of 2007, the Company earned the right to receive an additional $6.3 million from an escrow established upon the closing of the ICAP transaction to cover breaches of representations and warranties. The $6.3 million is reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for the Successor. The Company received payment of these escrowed funds in early January 2008. Finally, during the fourth quarter of 2008, the Company received a final escrow payment of approximately $0.2 million. This amount is reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for the year ended December 31, 2008.

17.	COMMITMENTS AND CONTINGENCIES

Rent expense for office space and equipment was $16.0 million for the year ended December 31, 2008 (Successor), $13.6 million for the period January 1, 2007 through November 13, 2007 (Predecessor), $2.0 million for the period from November 14, 2007 through December 31, 2007 (Successor), and $13.4 million for the year ended December 31, 2006 (Predecessor), respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes and maintenance for the years 2009 through 2017, the last year for which there is a commitment, are as follows:

(in 000s)
Year	Commitment

2009	$16,249
2010	16,468
2011	16,141
2012	15,025
2013	6,801
Thereafter	10,841

As mentioned in Note 10, “Acquisition of Winslow Capital Management,” the transaction price for the Winslow acquisition will have potential additional future payments up to a maximum of $180 million based on Winslow reaching specified performance and growth targets for its business. Any future payments will be recorded as additional goodwill.

From time to time, the Company and its subsidiaries are named as defendants in pending legal matters. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

18.	NET CAPITAL REQUIREMENT

Nuveen Investments, LLC, the Company’s wholly-owned broker-dealer subsidiary, is a Delaware limited liability company and is subject to the Securities and Exchange Commission Rule 15c3-1, the “Uniform Net Capital Rule,” which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2008, the broker-dealer’s net capital ratio was .80 to 1 and its net capital was approximately $29.7 million, which is $28.1 million in excess of the required net capital of $1.6 million.

19.	RECENT ACCOUNTING PRONOUNCEMENTS

Sabbatical

The FASB’s Emerging Issues Task Force approved a Consensus that an employee’s right to a compensated absence under a sabbatical or similar benefit arrangement in which the employee is not required to perform any duties during the absence “accumulates” and therefore should be accounted for as a liability if the obligation relates to services already rendered, payment is probable, and the amount can be reasonably estimated. The Consensus is effective for fiscal years beginning after December 15, 2006, and requires that a liability for sabbatical leave be recorded as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. As a result of adopting this Consensus, the Predecessor had recorded approximately $0.9 million as both a liability in “Other Long-Term Liabilities” as well as a cumulative-effect adjustment to retained earnings as of January 1, 2007.

FIN 48 - Income Taxes

On July 13, 2006, the FASB issued its Interpretation No. 48, “Accounting for Uncertainties in Income Taxes – an Interpretation of FASB Statement 109” (“FIN 48”), which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more likely than not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. Adoption of FIN 48 as of January 1, 2007 did not impact the Company’s consolidated financial position or results of operations. The Company does not have any unrecognized tax benefits as of the date of adoption of FIN 48, nor as of December 31, 2007 or December 31, 2008. In addition, the Company does not anticipate significant adjustments to the total amount of unrecognized tax benefits within the next twelve months. Nuveen Investments classifies any tax penalties as “other operating expenses,” and any interest as “interest expense.” As of December 31, 2008, tax years that remain open and subject to audit for both federal and state are the 2005 – 2007 years.

SFAS No. 141 (revised) – Business Combinations

During December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations,” (“SFAS No. 141(R)”). SFAS No. 141(R) revises SFAS No. 141, “Business Combinations,” while retaining the fundamental requirements of SFAS No. 141 that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) further defines the acquirer, establishes the acquisition date, and broadens the scope of transactions that qualify as business combinations.

Additionally, SFAS 141(R) changes the fair value measurement provisions for assets acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides guidance for the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs of the acquirer be expensed as incurred. Liabilities for unrecognized tax benefits related to tax positions assumed in a business combination that settled prior to the adoption of SFAS No. 141(R), affect goodwill. If such liabilities reverse subsequent to the adoption of SFAS No. 141(R), such reversals will effect the income tax provision in the period of reversal. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of SFAS No. 141 (R) on the Company’s consolidated financial statements is dependent on future business acquisition activity.

SFAS No. 159 – Fair Value Option

During February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis, must be applied to an entire instrument, and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to SFAS No. 159 are required to be reported separately on the consolidated balance sheet from those instruments measured using a different accounting method. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, however, elected not to apply the fair value option to any of its eligible financial assets or liabilities at that date. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements. The Company may elect the fair value option for any future eligible financial assets or liabilities upon their initial recognition.

SFAS No. 160 – Non-Controlling Interests

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. In addition, consolidated net income should be adjusted to include the net income attributed to the non-controlling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing non-controlling interests. All other requirements of SFAS No. 160 shall be applied prospectively. The Company is currently evaluating the potential impact of SFAS No. 160 to its consolidated financial statements.

SFAS No. 161 – Disclosures about Derivative Instruments

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of SFAS No. 133.” SFAS No. 161 expands the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 specifically requires enhanced disclosures addressing: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 14, 2008. The additional disclosure requirements of SFAS No. 161 are not expected to materially impact the Company’s consolidated financial statements.

FSP FAS 132(R)-1 — Employers’ Disclosures About Postretirement Benefit Plan Assets

On December 30, 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures About Postretirement Benefit Plan Assets,” which amends SFAS No. 132(R), “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, 106,” to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. The FSP also:

•	Updates the disclosure examples in SFAS 132(R) to illustrate the required additional disclosures, including those associated with fair value measurement.

•	Includes a technical correction to restore the requirement that nonpublic entities disclose net periodic benefit costs under SFAS No. 158 and SFAS No. 132(R).

FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The technical amendment became effective on December 30, 2008. The additional disclosure requirements of FSP FAS 132(R)-1 are not expected to materially impact the Company’s consolidated financial statements.

FSP FAS 140-4 and FIN 46(R)-8 – Disclosures about Transfer of Financial Assets and Interests in Variable Interest Entities

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amend SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transferors’ continuing involvement with transferred financial assets. It also amends FIN 46(R) to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about its involvement with variable interest entities. The FSP is effective for reporting periods ending after December 15, 2008. The adoption of the additional disclosure requirements of FSP FAS 140-4 and FIN 46(R)-8 did not materially impact the Company’s consolidated financial statements.

FSP FAS 142-3 – Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). FSP FAS 142-3 requires that an entity shall consider its own experience in renewing similar arrangements. FSP FAS 142-3 is intended to improve the consistency between the useful life of an intangible asset determined under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other GAAP. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting FSP FAS 142-3 on its consolidated financial statements.

20.	FINANCIAL INFORMATION RELATED TO GUARANTOR SUBSIDIARIES

As discussed in Note 7, “Debt,” obligations under the 10.5% senior notes due 2015 are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker-dealers).

The following tables present consolidating supplementary financial information for the issuer of the notes (Nuveen Investments Inc.), the issuer’s domestic guarantor subsidiaries, and the non-guarantor subsidiaries together with eliminations as of and for the periods indicated. The issuer’s Parent is also a guarantor of the notes. The Parent was a newly formed entity with no assets, liabilities or operations prior to the completion of the MDP Transactions on November 13, 2007. Separate complete financial statements of the respective guarantors would not provide additional material information that would be useful in assessing the financial composition of the guarantors.

Consolidating financial information is as follows:

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING BALANCE SHEET
December 31, 2008
(in 000s)

	Parent					Consolidated
	Windy City	Issuer of Notes		Non		Excluding
	Investments,	Nuveen	Guarantor	Guarantor	Intercompany	Symphony	Symphony
	Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated

Assets
Cash and cash equivalents	$-	383,165	14,534	54,010	-	451,709	15,427	$467,136
Management and distribution fees receivable	-	-	94,270	4,463	-	98,733	-	98,733
Other receivables	-	(1,082,799)	1,164,948	(74,488)	-	7,662	4,692	12,354
Furniture, equipment and leasehold improvements*	-	-	42,224	19,785	-	62,009	-	62,009
Investments	-	104,864	1,244	73	-	106,181	241,181	347,362
Investment in Subsidiaries	1,041,103	1,298,059	662,727	1,480	(3,003,369)	-	-	-
Goodwill	-	2,166,302	133,423	-	-	2,299,725	-	2,299,725
Other intangible assets*	-	3,131,355	-	-	-	3,131,355	-	3,131,355
Current taxes receivable	-	14,194	82	-	-	14,276	-	14,276
Other assets	-	-	12,757	4,774	-	17,530	4,010	21,540

	1,041,103	6,015,140	2,126,209	10,097	(3,003,369)	6,189,180	265,310	$6,454,490

Liabilities and Shareholders’ Equity
Short-Term Obligations:
Accounts payable	$-	-	3,267	6,366	-	9,633	-	$9,633
Accrued compensation and other expenses	-	20,870	137,837	576	-	159,283	5,738	165,021
Fair value of open derivatives	-	78,574	-	-	-	78,574	-	78,574
Other short-term liabilities	-	7,519	1,707	495	-	9,722	10,920	20,642

Total Short-Term Obligations	-	106,963	142,811	7,437	-	257,212	16,658	273,870

Long-Term Obligations:
Term notes	-	3,790,174	-	-	-	3,790,174	402,748	4,192,922
Deferred income tax liability, net	-	1,076,900	(30,309)	927	-	1,047,518	-	1,047,518
Other long-term liabilities	-	-	24,247	2,796	-	27,042	-	27,042

Total Long-Term Obligations	-	4,867,074	(6,062)	3,723	-	4,864,734	402,748	5,267,482

Total Liabilities	-	4,974,037	136,749	11,160	-	5,121,946	419,406	5,541,352
Minority interest	-	-	26,131	-	-	26,131	(154,096)	(127,965)
Shareholders’ Equity	1,041,103	1,041,103	1,963,329	(1,063)	(3,003,369)	1,041,103	-	1,041,103

	1,041,103	6,015,140	2,126,209	10,097	(3,003,369)	6,189,180	265,310	$6,454,490

*	At cost, less accumulated depreciation and amortization

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2008
(in 000s)

	Parent	Issuer of Notes				Consolidated
	Windy City	Nuveen				Excluding
	Investments,	Investments,	Guarantor	Non Guarantor	Intercompany	Symphony	Symphony
	Inc.	Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated

Operating revenues:
Investment advisory fees	$-	-	701,289	6,141	-	707,430	-	$707,430
Product distribution	-	-	5,006	4,437	-	9,442	-	9,442
Performance fees/other revenue	-	-	42,149	44,953	(63,184)	23,919	-	23,919

Total operating revenues	-	-	748,444	55,531	(63,184)	740,791	-	740,791

Operating expense
Compensation and benefits	-	-	257,916	24,444	-	282,360	-	282,360
Severance	-	-	54,238	3	-	54,241	-	54,241
Advertising and promotional costs	-	-	13,255	535	-	13,790	-	13,790
Occupancy and equipment costs	-	-	22,923	5,927	-	28,850	-	28,850
Amortization of intangible assets	-	64,845	-	-	-	64,845	-	64,845
Travel and entertainment	-	247	9,826	2,231	-	12,304	-	12,304
Outside and professional services	-	22	38,607	6,833	(60)	45,402	-	45,402
Minority interest expense	-	-	2,004	282	-	2,286	-	2,286
Other operating expenses	-	57,360	(3,274)	51,039	(63,124)	42,001	-	42,001

Total operating expenses	-	122,474	395,495	91,294	(63,184)	546,079	-	546,079

Minority interest revenue/(expense) from consolidated vehicle	-	-	-	-	-	-	141,508	141,508

Other income/(expense)	-	(2,054,653)	(4,322)	130	-	(2,058,845)	(151,006)	(2,209,851)
						-
Net interest revenue/(expense)	-	(278,198)	2,194	1,062	-	(274,942)	9,498	(265,444)

Income/(loss) before taxes	-	(2,455,325)	350,821	(34,571)	-	(2,139,075)	-	(2,139,075)

						-
Income tax expense/(benefit)	-	(264,653)	(97,474)	(11,474)	-	(373,601)	-	(373,601)

						-
Net income/(loss)	$-	(2,190,672)	448,295	(23,097)	-	(1,765,474)	-	$(1,765,474)

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOW
For the Twelve Months Ended December 31, 2008
(in 000s)

	Parent	Issuer of Notes			Consolidated
	Windy City	Nuveen		Non	Excluding
	Investments,	Investments,	Guarantor	Guarantor	Symphony	Symphony
	Inc.	Inc.	Subsidiaries	Subsidiaries	CLO V	CLO V	Consolidated

Cash flows from operating activities:
Net income/(loss)	$-	(2,190,672)	448,295	(23,097)	(1,765,474)	-	$(1,765,474)
Non-cash items
SFAS 142 impairment	-	1,974,758	-	-	1,974,758	-	1,974,758
Impairment loss on other-than-temporarily impaired investments		38,313	-	-	38,313	-	38,313
Deferred income taxes	-	(371,965)	(12,813)	1,007	(383,771)	-	(383,771)
Depreciation of office property, equipment, and leaseholds	-	-	7,911	2,433	10,344	-	10,344
Realized (gains)/losses from available-for-sale investments	-	-	107	-	107	-	107
Unrealized (gains)/losses on derivatives	-	46,734	-	-	46,734	-	46,734
Amortization of intangibles	-	64,845	-	-	64,845	-	64,845
Amortization of debt related items, net	-	9,248	-	-	9,248	-	9,248
Compensation expense for equity plans	-	-	38,935	449	39,384	-	39,384
Net gain on early retirement of Senior Unsecured Notes-5% of 2010	-	(9,549)	-	-	(9,549)	-	(9,549)
Net change in working capital	-	559,080	(375,235)	44,176	228,021	-	228,021

Net cash provided by operating activities	-	120,792	107,200	24,968	252,960	-	252,960

Cash flow from financing activities
Proceeds from revolving credit facility	-	250,000	-	-	250,000	-	250,000
Repayments of notes and loans payable	-	(17,363)	-	-	(17,363)	-	(17,363)
Early retirement of Senior Unsecured Notes – 5% of 2010	-	(8,138)	-	-	(8,138)	-	(8,138)
Dividends paid	-	(150)	-	-	(150)	-	(150)
Conversion of right to receive class A units into class A units	-	72	(100)	-	(28)	-	(28)

Net cash provided by financing activities	-	224,421	(100)	-	224,321	-	224,321

Cash flow from investing activities:
Winslow Capital Management acquisition, net of cash acquired	-	(76,900)	-	-	(76,900)	-	(76,900)
MDP Transaction	-	(127)	-	-	(127)	-	(127)
Purchase of office property and equipment	-	-	(13,815)	(10,909)	(24,724)	-	(24,724)
Proceeds from sales of investment securities	-	20,947	271	-	21,218	-	21,218
Purchase of investment securities	-	(26,930)	(250)	-	(27,180)	-	(27,180)
Net change in consolidated funds	-	-	-	(7,891)	(7,891)	(94,630)	(102,521)
Repurchase of minority members’ interests	-	-	(84,935)	-	(84,935)	-	(84,935)
Other, consisting primarily of the change in other investments	-	-	6	14	20	-	20

Net cash used in investing activities	-	(83,010)	(98,722)	(18,786)	(200,518)	(94,630)	(295,149)

Effect of exchange rate changes	-	(47)	-	-	(47)	-	(47)

Increase/(decrease) in cash and cash equivalents	-	262,155	8,378	6,182	276,716	(94,630)	182,085
Cash and cash equivalents
Beginning of year	-	121,010	6,156	47,828	174,994	110,057	285,051

End of period	$-	383,165	14,534	54,010	451,709	15,427	$467,136

21.	RELATED PARTIES

As a result of the MDP Transactions, certain investors in Holdings became a related party of the Successor in accordance with SFAS No. 57, “Related Party Disclosures,” based on the investors’ level of ownership in the Company.

Madison Dearborn Affiliated Transactions

Upon consummation of the Transactions, Madison Dearborn received a special $34.2 million profits interest in Holdings in the form of Class A-Prime Units.

In addition, an affiliate of Madison Dearborn purchased approximately $34.2 million in Subordinated Notes issued by Symphony CLO V, Ltd. (refer to Note 12, “Consolidated Funds – Symphony CLO V”).

Transactions with Merrill Lynch and Bank of America’s Acquisition of Merrill Lynch

Upon completion of the MDP Transactions, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) became an “indirect affiliated person” and its affiliates acquired approximately 33% of Holdings’ Class A Units. The Company regularly engages in business transactions with Merrill Lynch and its affiliates for the distribution of the Company’s open-end funds, closed-end funds, and other products and investment advisory services. For example, the Company participates in “wrap-fee” retail managed account and other programs sponsored by Merrill Lynch through which the Company’s investment services are made available to high-net-worth and institutional clients. In addition, the Company serves as a sub-advisor to various funds sponsored by Merrill Lynch or its affiliates.

On January 1, 2009, Bank of America acquired Merrill Lynch. As a result of this transaction, the Company also considers Bank of America to be a related party.

Nuveen Mutual Funds

The Company considers its mutual funds to be related parties as a result of the influence the Company has over such mutual funds as a result of the Company’s advisory relationship.

22.	SUBSEQUENT EVENTS

Repurchase of Minority Members’ Interests – Equity Opportunity Programs Implemented During 2006

On February 13, 2009, the Company has exercised its right to call various minority members’ interests as it relates to the equity opportunity programs implemented during 2006 (refer to Note 6, “Equity-Based Compensation” for additional information). Of the $18.2 million to be paid on March 31, 2009, approximately $12.6 million will be recorded as goodwill.